UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

AST SPACEMOBILE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

AST SpaceMobile, Inc.

2026 Annual Meeting of Stockholders and Related Proxy Statement

April 28, 2026

Dear Fellow Stockholder:

I cordially invite you to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of AST SpaceMobile, Inc., which will be held online via live internet webcast on Friday, June 12, 2026, at 10:00 a.m., Eastern Time. To participate in the Annual Meeting, you must register at www.proxydocs.com/ASTS before 9:30 a.m., Eastern Time, on Friday, June 12, 2026. After completion of your registration by the registration deadline, further instructions, including a unique link to access the Annual Meeting, will be emailed to you.

Attached to this letter are the Notice of Annual Meeting of Stockholders and the Proxy Statement, which describe the business to be conducted at the Annual Meeting. The Notice of Annual Meeting also contains instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The record date for the Annual Meeting is the close of business on April 22, 2026. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible.

On behalf of the Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Sincerely,

Abel Avellan
Chairman and Chief Executive Officer

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AST SpaceMobile, Inc.

Midland Intl. Air & Space Port

2901 Enterprise Lane

Midland, Texas 79706

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

When: Friday, June 12, 2026, at 10:00 a.m., Eastern Time

Where: Via live internet webcast at www.proxydocs.com/ASTS

We are pleased to invite you to join our Board of Directors and leadership team at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of AST SpaceMobile, Inc. (the “Company”). The Annual Meeting will be a virtual meeting, which will be conducted via live internet webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.proxydocs.com/ASTS. For more information about the Annual Meeting, including how stockholders can ask questions during the Annual Meeting, please see page 44 of the accompanying Proxy Statement.

For the Annual Meeting, we have elected to furnish our proxy materials, including the accompanying Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Annual Report”), to our stockholders primarily via the internet. On or about April 28, 2026, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains notice of the Annual Meeting and instructions on how to access our proxy materials on the internet, how to vote at the Annual Meeting, and how to request printed copies of the proxy materials.

ITEMS OF BUSINESS:

1.	To elect the 10 director nominees named in the accompanying Proxy Statement to the Company’s Board of Directors for a term expiring at the Company’s 2027 Annual Meeting of Stockholders.
2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2026.
3.	To hold a non-binding advisory vote on the compensation paid to the Company’s named executive officers.
4.	Such other matters as may properly come before the Annual Meeting.

RECORD DATE:

You are entitled to vote if you were a stockholder of record at the close of business on April 22, 2026 (the “Record Date”).

HOW TO VOTE:

Your vote is important. Even if you plan to participate in the Annual Meeting, please vote right away using one of the following advance voting methods. Please ensure you have your Notice or proxy card (if you requested and received a printed copy of the proxy materials, including a proxy card) and follow the instructions on the Notice or proxy card.

Via the Internet before the Annual Meeting: You may vote at www.proxypush.com/ASTS, 24 hours a day, seven days a week, up until 11:59 p.m., Eastern Time, on Thursday, June 11, 2026.

By phone: If you reside in North America, you may vote by telephone by calling the toll-free number provided on the voting website www.proxypush.com/ASTS, the Notice and on the proxy card (if you requested and received a printed copy of the proxy materials, including a proxy card). Telephone voting is 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on Thursday, June 11, 2026.

By mail: You may vote by completing and mailing the proxy card (if you requested a printed copy of the proxy materials, including a proxy card). Mailed proxy cards must be received by the Company before 11:59 p.m., Eastern Time, on Thursday, June 11, 2026.

Via Remote Communication during the virtual Annual Meeting: You may vote electronically during the Annual Meeting. To be admitted to the Annual Meeting, please visit www.proxydocs.com/ASTS. Stockholders or their legal proxies must enter the control number found on their Notice or proxy card (if you requested a printed copy of the proxy materials, including a proxy card). You can find instructions for voting online during the virtual Annual Meeting on page 44 of the accompanying Proxy Statement.

Sincerely,

Abel Avellan
Chairman and Chief Executive Officer

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PROXY STATEMENT SUMMARY

ANNUAL MEETING OF STOCKHOLDERS OF

AST SPACEMOBILE, INC.

TO BE HELD ON JUNE 12, 2026

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider before voting and you should read the entire Proxy Statement before you vote. For more complete information regarding AST SpaceMobile, Inc.’s 2025 performance, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Annual Report”).

INTRODUCTION

The Board of Directors (the “Board”) of AST SpaceMobile, Inc. (“AST,” the “Company,” “us,” “we,” “our,” and any related terms) is soliciting proxies from stockholders for its use at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”), and at any adjournments or postponements thereof. The Annual Meeting is scheduled to be held on Friday, June 12, 2026, at 10:00 a.m., Eastern Time, in a virtual meeting format at www.proxydocs.com/ASTS.

PROPOSALS TO BE VOTED ON

Stockholders are being asked to vote on the following matters at the Annual Meeting:

Proposal	Board Vote Recommendation
1. Election of the 10 director nominees named in this Proxy Statement to the Board of Directors	FOR each nominee
2. Ratification of appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year 2026	FOR
3. Non-binding advisory vote to approve the compensation paid to the Company’s named executive officers	FOR

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you the Notice of Internet Availability of Proxy Materials (the “Notice”) because our Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements thereof. All stockholders holding our Class A Common Stock, Class B Common Stock or Class C Common Stock will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. This Proxy Statement and the Annual Report are also available at https://investors.ast-science.com.

We intend to mail the Notice to all stockholders of record entitled to vote at the Annual Meeting and to make our proxy materials available on or about April 28, 2026.

WHERE TO FIND MORE INFORMATION

Please see the “Other Information” section below for important information regarding the proxy materials, record date, voting shares and the Annual Meeting.

LEARN MORE ABOUT AST SPACEMOBILE, INC.

You can learn more about the Company, view our corporate governance materials, and much more by visiting our website, www.ast-science.com. Information contained on, or that can be accessed through, our website is not incorporated into or a part of this Proxy Statement.

Please also visit the Annual Meeting website at www.proxypush.com/ASTS to easily access our proxy materials or vote via the internet.

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PROXY STATEMENT

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board for the Annual Meeting and for any adjournments or postponements of the Annual Meeting. The Annual Meeting will be held virtually via live internet webcast on Friday, June 12, 2026, at 10:00 a.m., Eastern Time, at www.proxydocs.com/ASTS.

You are receiving this Proxy Statement because you held shares of our Class A Common Stock, Class B Common Stock or Class C Common Stock as of the close of business on April 22, 2026, which entitles you to vote at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the Annual Meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters.

CORPORATE GOVERNANCE FRAMEWORK

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that, along with the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), our Amended and Restated Bylaws (“Bylaws”), the charters of the committees of the Board (the “Committees”) and our Amended and Restated Stockholders’ Agreement (the “Stockholders’ Agreement”), provide the framework for the governance of the Company. Our Code of Ethics applies to all of our directors, executive officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics is available on our corporate website at https://investors.ast-science.com. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Ethics on our website rather than by filing a Current Report on Form 8-K. The charters for all of our Committees as well as our Corporate Governance Guidelines are also available under the “Leadership and Governance” link under the heading “Investors” on our website at https://investors.ast-science.com.

Board Structure and Leadership

Our Board is fixed at 11 directors of which 10 seats are currently filled and one director seat is currently vacant. Our Board is chaired by Abel Avellan, and includes Adriana Cisneros, Luke Ibbetson, Andrew Johnson, Edward Knapp, Keith Larson, Ronald Rubin, Richard Sarnoff, Julio A. Torres, and Johan Wibergh, five of whom qualify as independent. Subject to the terms of the Stockholders’ Agreement and our Certificate of Incorporation and Bylaws, the number of directors is fixed by the Board.

The business of the Company is managed under the direction of the Board. The fundamental responsibility of the Board is to lead the Company by exercising its business judgment to act in what the directors believe to be the best interests of the Company and our stockholders. The Board’s current leadership structure combines the position of Chairman and Chief Executive Officer. We believe that the combination of these two positions has been an appropriate and suitable structure for the Board’s function and efficiency, as the Chairman and Chief Executive Officer serves as the direct link between senior management and the Board. Abel Avellan currently holds the dual position of Chairman and Chief Executive Officer.

Given the position of Chairman is held by a non-independent director, the Board has designated one independent director to serve as Lead Independent Director. The Lead Independent Director’s responsibilities include presiding over all meetings of the Board at which the Chairman of the Board is not present, including any executive sessions of the independent directors, and acting as the liaison between the independent directors and the Chief Executive Officer and Chairman of the Board. Mr. Torres is our Lead Independent Director.

Our Board met 17 times during 2025. Each director attended 75% or more of the aggregate number of meetings of (a) the Board held during the period in which he or she was a director in 2025; and (b) the committees of the Board of which he or she was a member in 2025. Directors are encouraged to attend the Annual Meeting, and all then serving directors, other than Mr. Mikitani, attended the Annual Meeting of Stockholders in 2025.

Executive Sessions

Independent directors of the Board met in executive session without management at every regularly scheduled meeting during 2025. The Audit Committee is required to, and did, meet in executive session at least once during 2025 pursuant to its charter. Additionally, the Compensation Committee met in executive sessions during 2025.

Director Independence

We are required to comply with the applicable rules of Nasdaq in determining whether a director is independent. Prior to the filing of this Proxy Statement, our Board undertook a review of the independence of the individuals named above and has affirmatively determined that each of Adriana Cisneros, Ronald Rubin, Richard Sarnoff, Julio A. Torres and Johan Wibergh qualifies as “independent” as defined under the applicable Nasdaq rules.

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Director Selection and Nominating Process

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board expects to focus primarily on each individual’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth below in order to provide an appropriate mix of experience and skills relevant to the size and nature of our business.

On June 5, 2024, we, the AST Equityholders (as defined below) and AT&T Venture Investments, LLC, a Delaware limited liability company (“AT&T”), entered into the Stockholders’ Agreement, as amended on February 5, 2025. Pursuant to the Stockholders’ Agreement, among other things, the AST Equityholders, which include Mr. Avellan, Antares Technologies LLC, a Delaware limited liability company (“Antares”), Vodafone Ventures Limited, a private limited company incorporated under the Laws of England and Wales (“Vodafone”), ATC TRS II LLC, a Delaware limited liability company (“American Tower”), and Rakuten Mobile Inc., a Delaware corporation (“Rakuten Mobile”) (collectively, “AST Equityholders”) agreed to vote all securities of the Company that may be voted in the election of our directors held by such AST Equityholders in accordance with the provisions of the Stockholders’ Agreement, and the Stockholder Parties (as defined in the Stockholders’ Agreement) agreed to take all necessary action to cause Mr. Avellan to be the chairperson of our Board until the Sunset Date (refer to our Annual Report for a discussion of the “Sunset Date”).

The AST Equityholders (except Rakuten Mobile and Antares) and AT&T may nominate directors as follows: (a) Mr. Avellan may nominate seven members of our Board, which number includes the current vacancy for which Mr. Avellan has the right, pursuant to the Stockholders’ Agreement, to designate a director for appointment to such vacancy at any time; and (b) Vodafone, American Tower, and AT&T each may nominate one member of our Board. Rakuten Mobile no longer holds a sufficient percentage of the Company’s Class A Common Stock to retain its right to designate a director nominee pursuant to the Stockholders’ Agreement. Accordingly, on January 13, 2026, Mr. Hiroshi Mikitani, Rakuten Mobile’s prior designee, resigned from the Board. Antares no longer holds a sufficient percentage of the Company’s Class A Common Stock to retain its right to designate a director nominee pursuant to the Stockholders’ Agreement. To the extent required by the Stockholders’ Agreement, the AST Equityholders and AT&T have agreed to vote for each of the foregoing nominees.

Mr. Avellan’s right to nominate directors will decrease in proportion to the ownership interests of Mr. Avellan and his permitted transferees in the Company’s aggregate outstanding voting power, such that if Mr. Avellan and his permitted transferees: (i) own less than 50% of the Company’s aggregate outstanding voting power of the Company, Mr. Avellan and his permitted transferees may only nominate five members of our Board; (ii) own less than 40% of the aggregate outstanding voting power of the Company, Mr. Avellan and his permitted transferees may only nominate three members of our Board; (iii) own less than 30% of the aggregate outstanding voting power of the Company, Mr. Avellan and his permitted transferees may only nominate two members of our Board; (iv) own less than 20% of the aggregate outstanding voting power of the Company, Mr. Avellan and his permitted transferees may only nominate one member of our Board; and (v) own less than 5% of the aggregate outstanding voting power of the Company, Mr. Avellan and his permitted transferees will no longer be entitled to nominate any members of our Board. If the size of our Board is increased or decreased, the number of members that Mr. Avellan may designate will increase or decrease proportionately to the size of our Board.

Vodafone’s nomination right will terminate if it (together with its permitted transferees) beneficially owns neither (a) at least 5% of the outstanding Class A Common Stock of the Company nor (b) at least 50% of the Class A Common Stock held by it immediately after the completion of the transactions contemplated by the Equity Purchase Agreement, dated as of December 15, 2020, by and among AST & Science LLC, New Providence Acquisition Corp., New Providence Management LLC, the AST Existing Equityholder Representative and the AST Existing Equityholders (the “Business Combination”) (the “Closing”) (assuming exchange of all AST LLC Common Units for shares of Class A Common Stock). American Tower’s nomination right will terminate if it (together with its permitted transferees) ceases to hold at least 50% of the Class A Common Stock held by it immediately after the Closing (assuming exchange of all AST LLC Common Units for shares of Class A Common Stock). AT&T’s nomination right will terminate upon the earlier to occur: (x) AT&T ceasing to hold the Convertible Note, dated as of June 22, 2024, by and between the Company and AT&T (the “AT&T Note”) or if the AT&T Note has converted, at least 80% or more of the Class A Common Stock issued upon conversion of the AT&T Note in accordance with the terms thereof and the Convertible Security Investment Agreement, dated as of January 16, 2024, by and among the Company, and the individuals and/or entities who become party thereto from time to time, or (y) all commercial agreements between the Company and AT&T have been terminated; provided that such terminations were not caused by AST LLC’s breach of such commercial agreements.

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Controlled Company Exception

As of the Record Date, Mr. Avellan and his permitted transferees hold all of the Class C Common Stock, which prior to the Sunset Date will entitle such holders to cast the lesser of 10 votes per share and the Class C Share Voting Amount, the latter of which is a number of votes per share equal to (1) (x) an amount of votes equal to 88.31% of the total voting power of our outstanding voting stock, minus (y) the total voting power of our outstanding capital stock owned or controlled by Mr. Avellan and his permitted transferees, divided by (2) the number of shares of our Class C Common Stock then outstanding. As a result, as of the Record Date, Mr. Avellan and his permitted transferees control approximately 71.6% of the combined voting power of our Common Stock. As a result of the holdings of Mr. Avellan and his permitted transferees, we qualify as a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that (i) a majority of our Board consists of independent directors, (ii) we have a compensation committee that is composed entirely of independent directors and (iii) director nominees be selected or recommended to our Board by independent directors. However, as a matter of good corporate governance, the Board has voluntarily chosen to have a Compensation Committee that is composed entirely of independent directors and to have director nominees be selected or recommended to our Board by independent directors. We have elected not to have a majority of independent directors on our Board.

We have in the past, and may in the future rely on such other exemptions so long as we qualify as a controlled company. To the extent we continue to rely on any of these exemptions, holders of our Class A Common Stock will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Board Composition

The table below provides certain information with respect to the composition of our Board.

Board Composition (as of April 22, 2026)

Total number of directors: 10

Part I: Gender Identity	Female	Male
Directors	1	9
Part II: Demographic Background
Hispanic or Latinx	1	2
White	-	7

Risk Oversight

Our Board is responsible for overseeing our risk management process. Our Board focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. While our Board is ultimately responsible for overseeing our risk management process, certain committees assist our Board in overseeing parts of our overall risk management and regularly report to the Board regarding risk and the related risk management. During fiscal 2025, the Board’s Committees assisted with the following responsibilities:

●	Audit Committee: Reviewing our accounting, reporting and financial practices, including the integrity of our financial statements and the oversight of our financial controls; and overseeing the Company’s policies with respect to risk assessment and risk management, including overseeing management’s implementation and execution of our cybersecurity risk management strategy and processes.

●	Nominating and Corporate Governance Committee: Overseeing risks related to corporate governance and board composition.

●	Compensation Committee: Overseeing risks related to compensation programs, policies and practices.

In addition, our Board periodically receives detailed operating performance reviews from management regarding certain risks and related management processes and procedures. The Board believes its current leadership structure enables it to fulfill its risk oversight function.

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Communication with the Board

Stockholders and other interested parties who wish to communicate with the Board or any individual director can write to the Company at Midland Intl. Air & Space Port, 2901 Enterprise Lane, Midland, Texas, 79706, Attn: Secretary. If the person submitting the letter is a stockholder, the letter should include a statement indicating such. Depending on the subject matter, the Company will (i) forward the letter to the director or directors to whom it is addressed; (ii) attempt to handle the inquiry directly if it relates to routine or ministerial matters, including requests for information; or (iii) not forward the letter if it is primarily commercial in nature or if it is determined to relate to an improper or irrelevant topic.

A member of management will, at each meeting of the Board, present a summary of all letters received since the last meeting that were not forwarded to the Board and will make those letters available to the Board upon request.

COMMITTEES OF THE BOARD

The Board has established five standing committees; Audit, Compensation, Nominating and Corporate Governance, Network Planning and Spectrum and Redemption Election, each of which operates under a written charter that has been approved by the Board. The charters for each Committee are available under the “Leadership and Governance” link under the heading “Investors” on our website at https://investors.ast-science.com.

Audit Committee

Our Audit Committee consists of Julio A. Torres, Ronald Rubin and Johan Wibergh, with Mr. Torres serving as chair. Our Board has affirmatively determined that each member of the Audit Committee qualifies as independent under Nasdaq rules applicable to board members generally and under Nasdaq rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), specific to audit committee members. All members of our Audit Committee meet the requirements for financial literacy under the applicable Nasdaq rules. In addition, each of Messrs. Rubin and Torres qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Our Audit Committee is directly responsible for the appointment, compensation, retention, oversight and termination of our independent registered public accounting firm. Additionally, our Audit Committee assists Board oversight of: (i) the integrity of our financial statements; (ii) our financial and accounting controls and compliance with legal and regulatory requirements; (iii) the qualifications, performance and independence of our independent registered public accounting firm; and (iv) our policies on risk assessment and risk management, including our cybersecurity risk management strategy and processes. In connection with these oversight functions, our Audit Committee receives reports from, and meets with, our management and independent registered public accounting firm. Our Audit Committee receives information concerning our internal control over financial reporting and any deficiencies in such control and has established procedures for the confidential and anonymous submission of concerns to the Audit Committee regarding questionable accounting, internal controls or auditing matters. Our Audit Committee is also responsible for reviewing and, if it determines to be advisable, approving related party transactions involving the Company and our directors or executive officers, or their immediate family members.

Our Audit Committee met seven times during 2025. Additionally, our Audit Committee, as needed, acts by written consent to conduct its business.

Compensation Committee

Our Compensation Committee consists of Adriana Cisneros, Julio A. Torres and Johan Wibergh, with Ms. Cisneros serving as chair. Our Board has affirmatively determined that each of Ms. Cisneros and Messrs. Torres and Wibergh qualifies as independent under Nasdaq rules and is a “non-employee director” as defined in Rule 16b-3 of the Exchange Act.

Our Compensation Committee provides assistance to the Board in fulfilling its responsibilities relating to the compensation of the Company’s executive officers. It reviews and determines the compensation of our executive officers, including the Chief Executive Officer. Additionally, our Compensation Committee is responsible for: (i) the review and approval or recommendation to our Board regarding our incentive compensation and equity-based plans, policies and programs; (ii) the review and approval of all employment agreements and severance arrangements for our executive officers; and (iii) making recommendations to our Board regarding the compensation of our directors. Pursuant to its charter, the Compensation Committee also exercises risk oversight of the Company’s executive compensation program and reviews and approves the implementation of our clawback policies. In fulfilling these responsibilities, the Compensation Committee has the authority to delegate any or all of its responsibilities to a subcommittee of one or more Compensation Committee members. To the extent permitted by applicable laws, rules, and regulations and the Company’s incentive compensation plans and equity-based compensation plans, the Compensation Committee may delegate to one or more executive officers the administration of such incentive compensation plans and equity-based compensation plans for persons not subject to the reporting requirements of Section 16 of the Exchange Act.

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Pursuant to its charter, our Compensation Committee has the authority to retain consultants to assist the Compensation Committee in its evaluation of executive compensation, as well as the authority to approve any such consultant’s fees and retention terms. The Compensation Committee engaged Meridian Compensation Partners, LLC in 2025 to lead the Compensation Committee in a competitive market review of CEO pay and incentive design practices.

Our Compensation Committee met one time during 2025. Additionally, our Compensation Committee, as needed, acts by written consent to conduct its business.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Adriana Cisneros, Richard Sarnoff and Julio A. Torres, with Mr. Sarnoff serving as the chair. Our Board has affirmatively determined that each of Ms. Cisneros and Messrs. Sarnoff and Torres qualifies as independent under Nasdaq rules.

Our Nominating and Corporate Governance Committee is responsible for: (i) identifying individuals qualified to become directors; (ii) periodically reviewing our Board’s leadership structure and recommending any proposed changes to our Board; (iii) overseeing annual evaluation of the effectiveness of our Board and its committees; and (iv) reviewing and recommending to our Board changes to our corporate governance guidelines.

Our Nominating and Corporate Governance Committee met one time during 2025. Additionally, our Nominating and Corporate Governance Committee, as needed, acts by written consent to conduct its business.

Apart from any directors designated by the Stockholder Parties in accordance with the Stockholders’ Agreement (for so long as such agreement is in effect), the Nominating and Corporate Governance Committee will identify individuals qualified to become members of the Board and recommend to the Board the nominees for election to the Board at the next Annual Meeting of Stockholders. In making any such recommendations, the Nominating and Corporate Governance Committee shall consider the need to have at least one director on the Board that is qualified to serve on the Redemption Election Committee of the Board. In addition, the Nominating and Corporate Governance Committee will review and report to the Board on the qualifications of the directors so that the Board can determine whether the Board has the requisite expertise and that its membership consists of persons who have a variety of skill sets, experiences and personal backgrounds that will provide diversity of thought that is critical to the Board’s decision-making and oversight process. The criteria to be used by the Nominating and Corporate Governance Committee in recommending directors and by the Board in nominating directors include candidates who have high levels of personal and professional integrity, strong ethics and values and the ability to make mature business judgment. Additional criteria are set forth in our corporate governance guidelines; provided, that, such criteria shall not apply to any nominees designated by the Stockholder Parties pursuant to the Stockholders’ Agreement for so long as such agreement is in effect.

In identifying potential candidates for Board membership, the Nominating and Corporate Governance Committee relies on suggestions and recommendations from directors, stockholders, management and others, including, from time to time, executive search firms. The Nominating and Corporate Governance Committee does not distinguish between nominees recommended by stockholders and other nominees. Stockholders interested in recommending an individual for Board membership consideration may submit a written notice to the Secretary of the Company at Midland Intl. Air & Space Port, 2901 Enterprise Lane, Midland, Texas 79706.

Under our Bylaws, nominations of directors may be made only by or at the direction of the Board or by a stockholder who was a beneficial owner of shares of the Company both at the time of this notice and at the time of the meeting, entitled to vote and is present in person at the meeting. Notice of director nominations must set forth the information required by our Bylaws.

Network Planning and Spectrum Committee

Our Network Planning and Spectrum Committee consists of Abel Avellan, Luke Ibbetson, Edward Knapp, Keith Larson and Johan Wibergh, with Mr. Wibergh serving as the chair.

Our Network Planning and Spectrum Committee oversees and provides recommendations related to our planning on network and spectrum matters regarding our planned space-based cellular broadband service. Specifically, our Network Planning and Spectrum Committee is responsible for: (i) ensuring effective integration between our space-based cellular network and land based cellular network operators; (ii) reviewing and making recommendations regarding the spectrum to be supported by our space-based cellular broadband service satellites; (iii) reviewing and making recommendations regarding interoperability between our radio and core network and the network of Mobile Network Operators (“MNOs”); and (iv) reviewing key performance indicators for measuring the performance of radio and core network for both our network as well as the network of MNOs.

Our Network Planning and Spectrum Committee was formed in August 2024 and did not meet during 2025.

Redemption Election Committee

Our Redemption Election Committee is responsible for determining whether, in connection with the redemption of the AST LLC Common Units by a holder thereof, if we, in our capacity as managing member of AST LLC, should elect to redeem such Common Units for cash or shares of Class A Common Stock. Our Redemption Election Committee must be comprised solely of directors who were not nominated under the Stockholders’ Agreement or other contractual right by, and are not otherwise affiliated with, any holder of Class B Common Stock or Class C Common Stock, and currently consists of Adriana Cisneros.

Requests related to the redemption of AST LLC Common Units made during 2025 were approved by written consent and, as such, no Redemption Election Committee meetings were held during 2025.

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PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides that the Board shall consist of no less than five or more than 19 directors, with the number of directors being fixed by the Board within such range subject to the restrictions set forth in the Stockholders’ Agreement. Per the First Amendment to Amended and Restated Stockholders’ Agreement, the Board shall consist of 11 directors, which number includes one current vacancy for which Mr. Avellan has the right, pursuant to the Stockholders’ Agreement, to designate a director for appointment to such vacancy at any time. Each director is elected to serve for a one-year term that expires at the Company’s next Annual Meeting of Stockholders.

All of the Company’s current directors have been nominated for election at the Annual Meeting to serve for a term expiring at the Company’s 2027 Annual Meeting of Stockholders. Pursuant to the Stockholders’ Agreement, Messrs. Johnson, Sarnoff, Torres, Rubin, and Wibergh were nominated by Mr. Avellan. Likewise, pursuant to the Stockholders’ Agreement, Mr. Ibbetson was nominated by Vodafone; Mr. Knapp was nominated by American Tower; and Mr. Larson was nominated by AT&T. Antares no longer holds sufficient percentage of the Company’s Class A Common Stock to retain its right to designate a director nominee pursuant to the Stockholders’ Agreement. Accordingly, Ms. Cisneros, Antares’ prior designee, was nominated to the Board by the Nominating and Corporate Governance Committee. Each of the director nominees has consented to serve for his or her term if elected. If any director nominee should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the individuals named as proxies will vote for the substitute nominee designated by the Board.

The affirmative vote of a plurality of the total votes cast for directors at the Annual Meeting is necessary to elect a director. No cumulative voting is permitted. Proxies cannot be voted for a greater number of persons than the nominees named. Accordingly, as 10 directors are up for election at the Annual Meeting, the 10 nominees receiving the highest number of votes cast “for” will be elected. Only votes “for” will affect the outcome.

Directors Standing For Election

ABEL AVELLAN

Mr. Avellan, age 55, is the Founder, Chairman, and Chief Executive Officer of AST LLC since its inception in 2017 and has served as the Company’s Chairman of the Board of Directors and Chief Executive Officer since April 2021. Prior to founding the Company, Mr. Avellan served as the founder and Chief Executive Officer of Emerging Markets Communications (“EMC”), a satellite-based communications services provider to maritime and other mobility markets, from 2000 until its sale to Global Eagle Entertainment Inc. for $550.0 million in July 2016. Following the acquisition of EMC, Mr. Avellan worked as the President and Chief Strategy Officer for Global Eagle Entertainment Inc. until April 2017. Mr. Avellan has over 25 years of success in the space industry and is the co-inventor of 21 U.S. patents. He was the recipient of the Satellite Transaction of the Year award by Euroconsult in 2015, was named Satellite Teleport Executive of the Year in 2017 and in February 2024 was named a Commissioner to the ITU/UNESCO Broadband Commission for Sustainable Development. Mr. Avellan has a Bachelor’s in electrical engineering from Simón Bolivar University. We believe Mr. Avellan is qualified to serve on our Board due to his expertise and years of success developing innovative space-based technologies and continually proven engineering and management acumen.

ADRIANA CISNEROS

Ms. Cisneros, age 46, has served as a member of our Board since April 2021. Since September 2013, Ms. Cisneros has served as the Chief Executive Officer of Cisneros, a global enterprise focused on media & entertainment, digital advertising solutions, real estate, and social leadership, and she served as its Vice Chairman and Director of Strategy from September 2005 to August 2013. Ms. Cisneros currently serves on the boards of directors of Mattel Inc. and Ford Motor Company, and also serves on numerous non-profit boards. Ms. Cisneros holds a B.A. in journalism from Columbia University, a M.A. in journalism from New York University and a degree in leadership development from the Harvard Business School. We believe Ms. Cisneros is qualified to serve on our Board, serve as chair of our Compensation Committee and our Redemption Election Committee, and be a member of our Nominating and Corporate Governance Committee based on her significant executive leadership experience in media, real estate, entertainment and digital and consumer products.

LUKE IBBETSON

Mr. Ibbetson, age 57, has served as a member of our Board since April 2021. Mr. Ibbetson has worked with Vodafone since 1996 and has led the Vodafone Group Research and Development Organization since 2013, which is responsible for all aspects of future research, including trials of emerging technologies. Mr. Ibbetson serves on the board of several industry groups and initiatives, including the 5G Automotive Alliance, and serves as Chairman of the Next Generation Mobile Networks Alliance Board Strategy committee. Mr. Ibbetson holds a B.Sc. in electronic engineering and a M.Sc. in telecommunications from the University of Leeds. We believe Mr. Ibbetson is qualified to serve on our Board based on his years of experience and commitment to innovative thinking in the telecommunications industry.

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ANDREW JOHNSON

Mr. Johnson, age 51, has served as a member of our Board since January 2025. Mr. Johnson has served as our Chief Financial Officer since June 2024 and Chief Legal Officer since May 2024. He is an experienced business leader with over 25 years of diverse legal, financial and corporate experience across emerging markets, capital markets and international operations. Prior to joining the Company in May 2024, Mr. Johnson served as the Executive Vice President, Chief Legal Officer and Secretary since 2014, and as the Chief Corporate Development Officer since September 2022 of 3D Systems Corporation, a publicly traded company that provides comprehensive 3D printing solutions in the industrial and healthcare segments. Mr. Johnson joined 3D Systems Corporation in July 2006 and held a number of senior management positions, including serving as Interim President and Chief Executive Officer from October 2015 to April 2016 and interim Chief Financial Officer from October 2023 to December 2023. Prior to joining 3D Systems Corporation, Mr. Johnson was an associate with Hunton & Williams LLP on the capital markets team. Mr. Johnson received an M.B.A. from the University of Michigan, a Juris Doctor from the University of Virginia and a Bachelor of Arts degree in political science, diplomacy & foreign affairs, and religion from Miami University. We believe Mr. Johnson is qualified to serve on our Board based on his years of executive leadership experience in public companies and his significant financial and legal operating roles in the Company.

EDWARD KNAPP

Mr. Knapp, age 65, has served as a member of our Board since April 2021. Mr. Knapp previously served as the corporate Chief Technology Officer for American Tower Corporation. Prior to joining American Tower in 2017, Mr. Knapp served as Senior Vice President of Engineering at Qualcomm, where he was responsible for Qualcomm’s New Jersey Corporate Research Center, from which he managed a global engineering team of wireless researchers and semiconductor product engineering staff. He currently serves on the board of directors of the Center for Automotive Research and EdgeQ Inc. Mr. Knapp is also a member of the Technical Advisory board of Ciena Inc. and a member of the CEAS Dean’s Advisory Council at Stony Brook University. He holds 5 US Patents. Mr. Knapp completed a B.E. in electrical engineering from Stony Brook University, an M.S. in electrical engineering from Polytechnic University (NYU) in New York, and an M.B.A. from Columbia University. We believe Mr. Knapp is qualified to serve on our Board based on his more than 40 years of communications technology experience and 35 years of experience in the development of the global wireless industry.

KEITH LARSON

Mr. Larson, age 68, has served as a member of our Board since January 2025. Mr. Larson is currently retired after previously serving as a Vice President of Intel Corporation and Senior Managing Director of Intel Capital, Intel’s strategic investment and M&A group, until his retirement in April 2019. He joined Intel in 1996, was appointed Vice President in 2006, and served as a Managing Director of Intel Capital from 2004 to 2018. Mr. Larson is currently a consultant for AT&T, a director of NWPX Infrastructure, Inc., a manufacturing company, and a Venture Partner of QBIT, an early-stage venture capital fund focused on emerging opportunities in Switzerland. Mr. Larson previously served on the board of directors of Rogers Corporation, a publicly-held specialty engineered materials company, from December 2020 to May 2023. Mr. Larson holds a B.S. in Business Administration from University of Southern California and is a graduate of the Executive Education Program at Stanford University and is a Certified Public Accountant (inactive). Mr. Larson holds a certificate in cybersecurity oversight and has expertise in evaluating deep technology businesses. We believe Mr. Larson is qualified to serve on our Board based on his deep expertise in corporate development and corporate governance.

RONALD RUBIN

Mr. Rubin, age 60, has served as a member of our Board since April 2021. Mr. Rubin is the Co-Founder and Managing Director of Tower Alliance, LLC. Founded in 2014, Tower Alliance, LLC is a leading provider of outsourced services to wireless infrastructure owners. Mr. Rubin served as Chief Financial Officer of Global Tower Partners from 2010 to 2013. Mr. Rubin holds a B.S. in Accounting from American University and a M.S. in Taxation from Florida International University and is a Certified Public Accountant. We believe Mr. Rubin is qualified to serve on our Board and be a member of our Audit Committee based on his years of experience in the telecommunications industry.

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RICHARD SARNOFF

Mr. Sarnoff, age 67, has served as a member of our Board since April 2021. Mr. Sarnoff is Chairman of Media, KKR Americas Private Equity, and also Chairman of Simon & Schuster, Inc. He previously led the Media and Communications industry group at Kohlberg Kravis Roberts & Company, which invested in the media, telecom, digital media and education sectors in the United States. Mr. Sarnoff currently serves on the board of directors of several private companies, as well as several not-for-profit organizations. Mr. Sarnoff previously served on the board of directors of Chegg, Inc., a publicly-held educational technology company, from August 2012 to October 2025. Mr. Sarnoff holds a B.A. in Art and Archeology from Princeton University and an M.B.A. from Harvard Business School. We believe Mr. Sarnoff is qualified to serve on our Board and serve as chair of our Nominating and Corporate Governance Committee based on his extensive experience serving in senior finance and investment leadership roles, and on the boards of directors of media and digital technology companies.

JULIO A. TORRES

Mr. Torres, age 59, has served as a member of our Board since April 2021. Mr. Torres has served as the managing partner at Multiple Equilibria Capital, a financial advisory firm, since March 2013. Mr. Torres previously served as the Chief Executive Officer and member of the board of directors of Andina Acquisition Corp. III, a blank check company, from January 2019 until its merger with Stryve Foods, Inc. in July 2021. From August 2015 to March 2018, Mr. Torres served as Chief Executive Officer and a member of the board of directors of Andina Acquisition Corp. II, a blank check company that consummated an initial business combination with Lazy Days’ R.V. Center, Inc. From October 2011 through January 2013, Mr. Torres served as Co-Chief Executive Officer of Andina Acquisition Corp. He also served as a member of the board of Andina Acquisition Corp. from October 2011 until its merger in December 2013 with Tecnoglass Inc. and has continued to serve on the board of Tecnoglass Inc. since such time. Mr. Torres also serves on the board of several international public companies. Mr. Torres graduated from the Universidad de los Andes and received an M.B.A. from the Kellogg Graduate School of Management at Northwestern University and a Master’s in Public Administration from the John F. Kennedy School of Government at Harvard University. We believe Mr. Torres is qualified to serve on our Board, serve as the chair of our Audit Committee, and be a member of our Compensation Committee and our Nominating and Corporate Governance Committee based on his extensive operational and corporate governance experience.

JOHAN WIBERGH

Mr. Wibergh, age 62, has served as a member of our Board since June 2024. Mr. Wibergh is currently retired, and previously served as Chief Technology and Information Officer of Vodafone, a global telecommunications provider, from May 2015 to December 2022. From July 2008 to January 2015, he served as Executive Vice President & Head of Business Unit Networks for Ericsson, a multinational networking and telecommunications company. He has over 35 years of experience in managing large-scale operations across the globe, having served in various C-suite positions with leading global companies for more than 15 years. He brings with him a wealth of experience in technology innovation and leadership in networking and telecommunications. His leadership experience spans various areas such as telecoms networks, enterprise networks, digital and IT systems, cyber security, R&D, product management, operational excellence, and large-scale 24/7 operations. Mr. Wibergh currently serves on the board of directors of Trimble Inc., a public technology company, and Bell Canada, a public telecommunications company in Canada. Mr. Wibergh is also a member of the Executive Advisory board of Arrcus Inc. Mr. Wibergh also currently serves on the boards of directors of various private companies. Mr. Wibergh’s previous board experience includes Vantage Towers AG (2020-2022), KTH Royal Institute of Technology (2010-2016) and chairman of Next Generation Mobile Networks (2016-2018). He has also served on the advisory boards of IBM, HP Enterprises and Amdocs. Mr. Wibergh has a Master’s in Computer Science and Engineering from Linkoping University, Sweden. We believe Mr. Wibergh is qualified to serve on our Board and be a member of our Compensation Committee and our Audit Committee based on his extensive experience and commitment to innovative thinking in the telecommunications industry. His professional experience also uniquely qualifies him to lead our Network Planning and Spectrum Committee.

The Board of Directors Unanimously Recommends that Stockholders

Vote “For” the Election of All of the Director Nominees.

Proxies received by the Board will be voted “For” the election of each director nominee unless a contrary vote is specified.

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DIRECTOR COMPENSATION

Director Compensation Program

Our director compensation program consists of annual cash retainer fees and long-term equity awards for the independent directors of our Board (the “Director Compensation Program”). Ms. Cisneros and Messrs. Rubin, Sarnoff, Torres and Wibergh are eligible to participate in the Director Compensation Program. The material terms of the Director Compensation Program are summarized below.

Cash Compensation

●	Annual Retainer: $50,000

●	Annual Committee Chair Retainer:

○	Audit: $20,000

○	Compensation: $15,000

○	Nominating and Corporate Governance: $10,000

○	Network Planning and Spectrum: $20,000

●	Annual Committee Member (Non-Chair Retainer):

○	Audit: $10,000

○	Compensation: $7,500

○	Nominating and Corporate Governance: $5,000

○	Network Planning and Spectrum: $10,000

Annual cash retainers are paid in quarterly installments in arrears and are pro-rated for any partial calendar quarter of service.

Equity Compensation

An eligible director who is serving on our Board as of the date of the Annual Meeting of Stockholders each calendar year will be automatically granted, on such Annual Meeting Date, a restricted stock unit award (“RSUs”) or restricted stock award (“RSAs”) with a grant date fair value of approximately $175,000, which will vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next Annual Meeting of Stockholders following the grant date, subject to the director’s continued service through the applicable vesting date.

In addition, these awards will vest in full upon a change in control of the Company (as defined in the amended and restated AST SpaceMobile 2024 Incentive Award Plan (as amended and restated, “2024 Plan”)).

Our 2025 Annual Meeting of Stockholders was held on June 6, 2025. On June 6, 2025, each eligible director received 4,810 RSAs, which had a grant date fair value of $150,000. On June 24, 2025, the Board approved a $25,000 increase in the value of annual stock awards to independent directors. As a result, each eligible director received an additional 801 RSAs based on the closing price of our Class A Common Stock on June 6, 2025 as his or her 2025 annual grant of RSAs. The combined grant date fair values of the RSAs were $192,653. Refer to the directors’ compensation table below for further detail.

Compensation under the Director Compensation Program is subject to the annual limits on non-employee director compensation set forth in the 2024 Plan.

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Director Compensation for the Fiscal Year Ended December 31, 2025

The following table sets forth information for the fiscal year ended December 31, 2025 regarding the compensation awarded to, earned by or paid to our non-employee directors.

Name(1)(2)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Adriana Cisneros	70,000	192,653	262,653
Luke Ibbetson	-	-	-
Edward Knapp	-	-	-
Ronald Rubin	60,000	192,653	252,653
Keith Larson	-	-	-
Hiroshi Mikitani	-	-	-
Richard Sarnoff	60,000	192,653	252,653
Julio A. Torres	82,500	192,653	275,153
Johan Wibergh	87,500	192,653	280,153

(1)	Mr. Avellan, Chairman of the Company’s Board and Chief Executive Officer, and Mr. Johnson, Executive Vice President, Chief Financial Officer and Chief Legal Officer, are not included in this table as they were employees of the Company in 2025 and did not receive compensation for services as directors. All compensation paid to Messrs. Avellan and Johnson, respectively, for their services provided to us in 2025 is reflected in the Summary Compensation Table below. Additionally, as designees of Vodafone, American Tower, Rakuten Mobile and AT&T, respectively, Messrs. Ibbetson, Knapp, Mikitani and Larson did not receive compensation for services as directors. Mr. Mikitani resigned from the Board on January 13, 2026.

(2)	On June 6, 2025 and June 24, 2025, respectively, the listed non-employee directors were granted 4,810 and 801 RSAs, respectively. Amounts represent the aggregate grant date fair value of RSAs computed in accordance with Accounting Standard Codification 718 Compensation - Stock Compensation (“FASB ASC 718”). We provide information regarding the assumptions used to calculate the value of equity awards in Note 11 Stock-Based Compensation to our Consolidated Financial Statements included in our 2025 Annual Report on Form 10-K.

The table below shows the aggregate number of outstanding unvested stock awards and exercisable options for each of the active non-employee directors as of December 31, 2025:

Name	RSAs (a)	Options (b)
Adriana Cisneros	5,611	725,074
Luke Ibbetson	-	-
Edward Knapp	-	-
Hiroshi Mikitani	-	-
Keith Larson	-	-
Ronald Rubin	5,611	-
Richard Sarnoff	5,611	348,035
Julio A. Torres	5,611	-
Johan Wibergh	5,611	-

(a) Represents unvested RSAs.

(b) Represents exercisable options.

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PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit our consolidated financial statements. To execute this responsibility, the Audit Committee evaluates, among other things, (i) the independent registered public accounting firm’s qualifications, performance, and independence, (ii) whether the independent registered public accounting firm should be rotated, and (iii) the advisability and potential impact of selecting a different independent registered public accounting firm.

Proposal No. 2 is the ratification of the Audit Committee’s appointment of KPMG LLP (“KPMG”) as the independent registered public accounting firm to audit our financial statements for fiscal year 2026. The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. KPMG has audited our financial statements since our fiscal year ended December 31, 2021.

We are not required to have the stockholders ratify the appointment of KPMG as our independent registered public accounting firm. We nonetheless are doing so because we believe it is a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the retention of KPMG, but ultimately may decide to retain KPMG as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of KPMG will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The affirmative vote of a majority of the votes cast at the Annual Meeting, excluding abstentions and broker non-votes, is required to approve the ratification of the appointment of KPMG as our independent registered public accounting firm. The total number of votes cast “for” will be counted for purposes of determining whether sufficient affirmative votes have been cast to approve the ratification of the appointment of KPMG as our independent registered public accounting firm. Abstentions will not be considered votes cast; therefore, they will have no effect on the vote. We do not expect any broker non-votes for Proposal No. 2.

The Board recommends a vote “FOR” the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.
Proxies received by the Board will be voted “FOR” ratification unless a contrary vote is specified.

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EXECUTIVE OFFICERS

The following individuals serve as the Company’s current executive officers as of April 28, 2026:

Name	Position
Abel Avellan	Chairman of the Board and Chief Executive Officer
Scott Wisniewski	President, Chief Strategy Officer
Andrew Johnson	Executive Vice President, Chief Financial Officer, Chief Legal Officer and Director
Shanti Gupta	Executive Vice President, Chief Operating Officer
Dr. Huiwen Yao	Chief Technology Officer

The Company’s executive officers serve until they resign or are replaced or removed by the Board. Biographical information for Mr. Avellan and Mr. Johnson is set forth in “Proposal No. 1 – Election of Directors” above. Biographical information for the Company’s other executive officers is set forth below.

Scott Wisniewski. Mr. Wisniewski, 44, has served as the Company’s President since June 2024 and Chief Strategy Officer since 2021. He oversees commercialization efforts, product development, and regulatory affairs, as well as corporate development, capital markets and financing strategy, and investor relations. Over the past few years, he has driven significant corporate agreements and milestones for the Company, including raising over four billion dollars of capital in the form of equity, convertible notes, and non-dilutive prepayments. Previously, Mr. Wisniewski was Managing Director of Technology, Media & Telecommunications Investment Banking at Barclays, advising clients on raising capital and M&A for over a decade. While at Barclays, he advised AST SpaceMobile on the 2021 business combination transaction, which raised $462.0 million in gross proceeds, and the 2019 strategic investment transaction, which raised $110.0 million of gross proceeds. Earlier in his career, he was a management consultant focused on supplier development and a mechanical design engineer. Mr. Wisniewski received a Bachelor of Engineering degree from Dartmouth College and a Master of Business Administration degree from The University of Chicago Booth School of Business.

Shanti Gupta. Mr. Gupta, 49, has served as the Company’s Chief Operating Officer since June 2024 and has 25 years of global experience in developing and implementing growth strategies, business transformations, scaling operations, finance and accounting, risk management, and building a high performing team. Mr. Gupta joined the Company in September 2021 as Chief Accounting Officer and established the global finance and accounting operations, led the planning and cost strategies, implemented enterprise resource planning and related operations systems, and was instrumental in scaling the global operations of the company. He held progressive level of responsibilities including leading the supply chain and information technology organizations, streamlining the Company’s operations, managing strategic vendor relationships and negotiations, risk management, and policy and governance. Prior to joining the Company in 2021, Mr. Gupta worked with Ernst & Young LLP in New York since 2014, where he was a Partner in the Financial Accounting Advisory Services. Previously, he worked with Deloitte & Touche LLP in New York and KPMG in India. Mr. Gupta earned his Bachelor of Commerce (Honors) from Shri Ram College of Commerce, Delhi University, India. He is a licensed Certified Public Accountant in the United States and is also a Chartered Accountant from The Institute of Chartered Accountants of India.

Dr. Huiwen Yao. Dr. Yao, age 63, has served as the Company’s Chief Technology Officer since 2018. Dr. Yao has over 30 years of successful experience in engineering team building and management, system architecture, research and technology development and program execution in communications satellites. Prior to joining AST, he was the Senior Director of Commercial Payload/RF Engineering in the Space Systems Group of Northrop Grumman Innovation Systems (previously Orbital ATK). He was a major contributor to the success of the commercial satellite business of Orbital/Orbital ATK with more than 40 GEO communications satellites delivered. Dr. Yao is the author of more than 55 technical papers and a book chapter in the fields of communications systems, antennas, microwave/RF components and EM simulations/CAD. He has been granted 25 U.S. and international patents. He received his B.S. and M.S. degrees in Electrical Engineering from Beijing Institute of Technology and a Ph.D. in Electronic Physics from the University of Maryland.

Code of Business Conduct and Ethics

Refer to the Corporate Governance Framework section above for information regarding our Code of Business Conduct and Ethics.

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PROPOSAL NO. 3 – ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are providing our stockholders with the opportunity to express their opinions on our executive compensation program through a non-binding advisory vote to approve the compensation paid to our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. While the results of the vote are non-binding and advisory in nature, the Board and the Compensation Committee intend to carefully consider the results of this vote.

The text of the resolution in respect of Proposal No. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.”

In considering their vote, stockholders should review with care the information on our compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis on pages 18 – 27, as well as the discussion regarding the Compensation Committee on page 8.

The affirmative vote of a majority of the votes cast at the Annual Meeting, excluding abstentions and broker non-votes, is required to approve the non-binding advisory vote on the compensation paid to the Company’s named executive officers. The total number of votes cast “for” will be counted for purposes of determining whether sufficient affirmative votes have been cast to approve the approval of the non-binding advisory vote on the compensation paid to the Company’s named executive officers. Abstentions and broker non-votes will not be considered votes cast; therefore, they will have no effect on the vote.

We currently intend to hold the next non-binding advisory vote to approve the compensation of our named executive officers at our 2027 Annual Meeting of Stockholders, unless the Board modifies its policy of holding this vote on an annual basis.

The Board recommends a vote “FOR” the approval of the compensation paid to our named executive officers.

Proxies received by the Board will be voted “FOR” approval unless a contrary vote is specified.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the philosophy, policies, practices and material decisions underlying the compensation which is reported in the executive compensation tables included in this proxy statement for the following executive officers of the Company (the “NEOs” or “Named Executive Officers”):

●	Abel Avellan, Chairman of the Board and Chief Executive Officer

●	Scott Wisniewski, President, Chief Strategy Officer

●	Andrew Johnson, Executive Vice President, Chief Financial Officer, and Chief Legal Officer

●	Shanti Gupta, Executive Vice President, Chief Operating Officer

●	Dr. Huiwen Yao, Chief Technology Officer

Executive Summary

Who We Are

We are building the first and only global cellular broadband network in space to operate directly with standard, unmodified mobile devices based on our extensive IP and patent portfolio, and designed for both commercial and government applications. Our engineers and space scientists are on a mission to eliminate the connectivity gaps faced by today’s five billion mobile subscribers and finally bring broadband to the billions who remain unconnected.

2025 Business Highlights

Our executive compensation program seeks to incentivize our executive officers to achieve performance goals over the short- and long-term. In 2025 we met important milestones in furtherance of our mission while significantly advancing all key aspects of our operations. Business highlights for the year included:

●	Reported revenue of $70.9 million for the full year 2025, driven by our mobile network operator partners and the U.S. Government.

●	Secured over $1.2 billion in aggregate contracted revenue commitments from partners.

●	Successfully completed unfolding of BlueBird 6, the largest commercial communications array ever deployed in low Earth orbit.

●	Commenced orbital launch campaign with the launch of BlueBird 6 on December 23, 2025, with additional launches expected every one to two months on average during 2026.

●	Robust balance sheet with approximately $2.8 billion in cash, cash equivalents and restricted cash as of December 31, 2025.

Executive Compensation Overview

Our Compensation Committee and Board took the following key actions with respect to the compensation of our Named Executive Officers for 2025:

●	Base Salary. For each of our NEOs, other than Mr. Avellan, approved an annual base salary of $250,000 for 2025, unchanged from 2024. Mr. Avellan has historically asked not to be paid any base salary in excess of applicable minimum wage requirements under federal law. He has not received any base salary from the Company since the consummation of the Business Combination in April 2021.

●	Cash Bonus. For each of Messrs. Wisniewski, Johnson and Gupta, approved payouts under our annual executive cash bonus program of $475,000, representing a payment of 95% of their target bonus opportunity, based on achievement relative to a 2025 revenue goal. For Dr. Yao, approved a discretionary bonus of $150,000 upon the successful launch of the 5 BlueBird Block 1 spacecraft constellation in orbit and related phone call. Mr. Avellan did not participate in our annual bonus program in 2025 and received no cash bonus payouts for 2025 performance.

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●	Long-Term Incentive Compensation. Approved equity awards for each of Messrs. Avellan, Wisniewski, Johnson and Gupta, weighted 50% towards time-based restricted stock units (“RSUs”) that vest 33% per year on each of the first, second and third anniversary of May 30, 2025 subject to continued service through the vesting date and 50% towards performance-based stock units (“PSUs”) to be earned based on achievement relative to performance goals to be met no later than February 28, 2026 and vest, to the extent earned, 33% per year on each of the first, second and third anniversary of March 31, 2025 subject to continued service through the vesting date. Dr. Yao did not receive equity awards in 2025.

●	Modified Terms of 2024 PSUs. On May 30, 2025, approved a modification to PSUs originally awarded to each of Messrs. Wisniewski, Johnson and Gupta on September 26, 2024 to realign certain performance goals with our shifting performance priorities. The modification was accounted for as a new award in accordance with FASB ASC 718. With respect to Messrs. Wisniewski and Johnson, the modified PSUs were to be earned based on achievement relative to performance goals to be met by August 15, 2025. With respect to Mr. Gupta, the modified PSUs were to be earned based on achievement relative to performance goals to be met by November 15, 2025 and December 31, 2025.

●	Certified Achievement of 2024 PSUs. On August 15, 2025, determined that, based on achievement relative to the modified performance conditions, 150% of the target modified PSUs granted to each of Messrs. Wisniewski and Johnson on September 26, 2024 and subsequently modified on May 30, 2025, were earned. These earned PSUs vested 33% on August 15, 2025 with the remaining earned PSUs to vest equally on August 15, 2026 and August 15, 2027, subject to continued service through the vesting date. The Compensation Committee will determine the Individual performance achievement with respect to the modified 2024 PSUs for Mr. Gupta in May 2026. To the extent earned, Mr. Gupta’s modified PSUs are expected to vest 33% on each May 15, 2026, May 15, 2027 and May 15, 2028, subject to continued service through each applicable vesting date.

Executive Compensation Philosophy and Objectives

Our commitment to strong corporate governance practices extends to the compensation plans, principles, programs, and policies established by the Compensation Committee. Our executive compensation philosophy is designed to attract and retain the high quality leadership necessary for us to compete, promote a pay-for-performance culture, incentivize our NEOs to achieve desired financial and operating results, and create a balanced compensation program that aligns risk-taking with sustainability and both the short-term and long-term financial health of the Company. In designing the 2025 executive compensation structure, the Compensation Committee utilized the following guidelines as the foundation for the program:

●	Compensation should be aligned with the long-term interests of our stockholders.

●	Actual compensation should align with results as compared to pre-set performance objectives.

●	The program should provide total direct compensation opportunities (i.e., base salary, annual short-term incentives, and long-term incentives) that are appropriately positioned relative to competitors for executive talent in the broader SpaceTech ecosystem.

●	The program should aid in the recruitment and retention of management and key personnel.

●	The program should limit executive perquisites to basic programs that are minimal in amount and number and are consistent with market practices and support the needs of the business.

●	Compensation programs should not encourage unreasonable risk-taking.

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Compensation Practices

Our Compensation Committee reviews and regularly re-evaluates our executive compensation program and related practices and policies, which are subject to change from time to time in line with market best practices. Listed below are some of our more significant practices and policies that were in effect during fiscal year 2025, which are designed to drive performance and to align our executives’ interests with those of our stockholders.

What We Do	What We Don’t Do
Align compensation to year-over-year performance and delivery on strategic initiatives.	No tax gross-ups on termination payments following a change-in-control.
Heavy emphasis on variable, performance-based compensation	No “single-trigger” termination payments upon a change in control.
Substantial portion of long-term incentive awards are performance based.	No payment of unearned dividends prior to vesting.
Independent Compensation Committee.	No stock option repricing, backdating or discounting.
Regular market assessments against our peer group.	No excessive perquisites.
Clawback provisions that apply to both cash and equity incentive awards.
Restrictive Hedging/Pledging policy.
Regular risk assessments.
Use of independent compensation consultant.
Annual Say-on-Pay vote.

Role of the Compensation Committee

The Compensation Committee has overall responsibility for approving and evaluating the director and executive compensation plans, policies, and programs of the Company. The Compensation Committee reviews compensation levels for all our executive officers, including our NEOs. The Compensation Committee also makes final compensation decisions regarding our NEOs and officers, except for the CEO, whose compensation is reviewed and approved by the independent directors of the full Board, based upon the recommendations of the Compensation Committee.

The Compensation Committee also works very closely with its independent compensation consultants and with management to examine the effectiveness of the Company’s executive compensation program. Details of the Compensation Committee’s authority and responsibilities are specified in the Compensation Committee’s charter, which is available under the “Leadership and Governance” link under the heading “Investors” on our website at https://investors.ast-science.com.

Role of Management

The Compensation Committee considers input from our Chief Executive Officer in making determinations regarding our executive compensation program and the individual compensation of each executive officer, other than our Chief Executive Officer. Our Chief Executive Officer and management team also provide information to the Compensation Committee regarding the Company’s performance for purposes of determining annual cash bonuses and long-term incentive equity awards. The Compensation Committee makes the final determination of NEO compensation. Our Chief Executive Officer makes no recommendations regarding, and does not participate in discussions about, his own compensation.

Role of Independent Compensation Consultant

The Compensation Committee has the sole authority to hire, terminate and approve fees for compensation consultants, outside legal counsel and other advisors as it deems to be necessary to assist in the fulfillment of its responsibilities. The Compensation Committee retained the services of Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant to aid the Compensation Committee in performing its duties and designing the compensation philosophy and structure for the Company. During 2025, representatives of Meridian provided the Compensation Committee with market data and counsel regarding executive officer compensation programs and practices, including, specifically:

●	comparison to executive compensation market data;

●	peer group identification and assessment in connection with 2025 executive compensation program developments;

●	advice and market insight as to the form of and performance measures for annual and long-term incentives; and

●	marketplace compensation trends in the Company’s industry and generally.

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Representatives of Meridian do not make recommendations on, or approve, the amount of compensation for any executive officer. Annually, the Compensation Committee reviews with management the independence of any compensation consultant it retains. The Compensation Committee affirmatively determined that no conflict of interest arose in connection with the work of Meridian as compensation consultant for the Compensation Committee in 2025.

Competitive Positioning

Our executive compensation program takes into account the compensation practices of companies with which we compete or could compete for executive talent. Peer companies are selected based on a number of factors including SpaceTech or similar sector relevance, operating size, market capitalization and growth.

For purposes of setting 2025 executive compensation, the Compensation Committee used the following peer companies (our “2025 Peer Group”):

2025 Peer Group Companies
AeroVironment, Inc. Astera Labs, Inc. Cogent Communications Holdings, Inc. Credo Technology Group Holding Ltd Globalstar, Inc. HEICO Corporation Hexcel Corporation	Iridium Communications, Inc. Joby Aviation, Inc. Kratos Defense & Security Solutions, Inc. Leonardo DRS, Inc. Liberty Broadband Corporation MDA Space Ltd. Redwire Corporation	Rocket Lab USA, Inc. Sirius XM Holdings Inc. Spire Global, Inc. Teledyne Technologies Incorporated Trimble Inc. Viasat, Inc.

At the time of the 2025 Peer Group selection we were still early in our journey towards commercialization of our SpaceMobile Network. However, the consensus analyst estimates for our next twelve months revenue, as reported by Standard & Poor’s Capital IQ, approximated the 32nd percentile of these peers while our market capitalization approximated the 68th percentile.

The Compensation Committee reviews the peer group annually to assure alignment and adds or removes companies as peers as it deems appropriate and necessary to maintain competitive and balanced alignment. In July 2025, the Compensation Committee (1) removed Liberty Broadband in light of its pending acquisition by Charter Communications, (2) removed Spire Global and Viasat due to growing disparities as compared to our own market capitalization and (3) added Loar Holdings, MACOM Technology Solutions and Monolithic Power Systems to maintain our overall roster size and foster stronger alignment between our own annual revenues and market capitalization and peer group median statistics.

Our Compensation Committee finds comparative data from our peer group to be helpful in setting and adjusting executive compensation, but it does not target our programs or any particular element of compensation to be at or within a particular percentile or range compared to our peers. Our Compensation Committee uses the peer group data along with industry-relevant compensation survey sources to ensure that our executive compensation program and its constituent elements are and remain competitive in relation to our industry peers, and applies judgment and discretion in establishing targeted compensation levels taking into account not only competitive market data but also the experience of the executive, scope of responsibility, critical skill sets and expertise.

Elements of Executive Compensation

The Company’s compensation program consists of three key elements of compensation: base salary, annual bonuses, and long-term equity incentive compensation. Each element is analyzed with a view towards offering market competitive compensation to aid in executive retention as well as a focus on rewarding executives by aligning pay with Company performance. Below is a description of each element and our Compensation Committee decisions in 2025 with respect to each.

Base Salary

Other than Mr. Avellan, our NEOs receive their respective base salaries to compensate them for services rendered to the Company. The base salary payable to each NEO is intended to provide a fixed component of compensation and reflects both the Company’s development stage and the executive’s skill set, experience, role and responsibilities.

For NEOs other than Mr. Avellan, the Committee approved an annual base salary of $250,000 for 2025, unchanged from 2024. Mr. Avellan has historically asked not to be paid any base salary in excess of applicable minimum wage requirements under federal law. He has not received any base salary from the Company since the consummation of the Business Combination in April 2021.

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Cash Bonus

The Compensation Committee retains discretion to award annual bonuses based on individual performance, to incentivize achievement of short-term goals that are expected to contribute to the Company’s long-term growth, or for other purposes.

Mr. Avellan did not participate in our annual bonus program in 2025 and received no cash bonus payouts for 2025 performance.

Each of Messrs. Wisniewski, Gupta and Johnson were eligible for bonus opportunities set at 200% of base salary, based on achievement relative to a 2025 revenue goal of $75 million. Achievement of $75 million of revenue would earn a payout equal to 100% of the bonus opportunity, achievement of $50 million of revenue would earn a payout equal to 50% of the bonus opportunity, and payouts for achievement between $50 million and $75 million of revenue would be determined by multiplying the bonus opportunity amount by the ratio of revenue achievement over $75 million. There was no opportunity to earn above 100% of bonus opportunity. Our actual revenue during this period was $70.9 million, and the Compensation Committee approved payouts at 95% of target.

The Compensation Committee also approved a one-time cash bonus for Dr. Yao of $150,000 upon the successful launch of the 5 BlueBird Block 1 spacecraft constellation in orbit and related phone call.

Long-Term Incentives (“LTI”) - 2025 LTI Awards

For 2025, the Compensation Committee approved the following mix of LTI awards:

Executive	Restricted Stock Units (RSUs)	Performance-Based Stock Units (PSUs)
Abel Avellan	250,000	250,000
Scott Wisniewski	125,000	125,000
Andrew Johnson	125,000	125,000
Shanti Gupta	125,000	125,000
Dr. Huiwen Yao	-	-

The RSUs will vest 33% per year on each of the first, second and third anniversary of May 30, 2025 subject to continued service through the vesting date, and the PSUs can be earned based on achievement relative to performance goals to be met no later than February 28, 2026 and vest, to the extent earned, 33% per year on each of the first, second and third anniversary of March 31, 2025 subject to continued service through the vesting date.

Specific performance goals under the PSUs were tailored to each executive’s span of responsibility and included a combination of financial and operational measures. We disclose the metrics used for financial measures, but we consider the specific targets used to evaluate the operational measures to be confidential and commercially sensitive information and believe their disclosure would result in competitive harm to the Company.

Measurement categories and the relative weighting of each measurement category by NEO were as follows:

		Type of	Measurement	Weighting of Goal by Executive
Measurement Category		Measure	Period	Avellan	Wisniewski	Johnson	Gupta
1.	Achieve $75 million in revenue	Financial	Fiscal 2025	25%	25%
2.	Number of satellites in orbit	Operational	By end of February 2026	25%			25%
3.	Closing and financing certain spectrum transactions	Operational	Fiscal 2025	25%		20%
4.	Maintaining certain levels of liquid assets	Operational	Fiscal 2025	25%	25%	20%	25%
5.	Level of capital raised	Operational	Fiscal 2025		25%
6.	Volume Weighted Average Price of the Company’s Class A Common Stock for full year	Financial	Fiscal 2025		25%
7.	Number of satellites built	Operational	Fiscal 2025				25%
8.	Satellites in operation meet certain connectivity standards	Operational	Fiscal 2025				25%
9.	Implementation of satellite communication capabilities on certain smartphone platforms	Operational	Fiscal 2025			20%
10.	SEC filings milestones	Operational	Fiscal 2025			20%
11.	Number of satellites fully funded	Operational	Fiscal 2025			20%

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Other than the case of goals number 1 and 8, achievement of each goal is assessed in a binary “pass/fail” manner, with no opportunity for partial achievement. None of the goals provided for the ability to earn an above target payout for above target achievement.

On March 24, 2026 the Compensation Committee assessed performance relative to each goal. The table below summarizes the Compensation Committee’s determinations for each goal. See additional details below regarding “Partial Achievement” and “Modified” outcomes.

Measurement Category		Measurement Period	Outcome	Payout Earned
1.	Achieve $75 million in revenue	Fiscal 2025	Partial Achievement	95%
2.	Number of satellites in orbit	By end of February 2026	Not achieved	0%
3.	Closing and financing certain spectrum transactions	Fiscal 2025	Achieved	100%
4.	Maintaining certain levels of liquid assets	Fiscal 2025	Achieved	100%
5.	Level of capital raised	Fiscal 2025	Achieved	100%
6.	Volume Weighted Average Price of the Company’s Class A Common Stock for full year	Fiscal 2025	Achieved	100%
7.	Number of satellites built	Fiscal 2025	Not achieved	0%
8.	Satellites in operation meet certain connectivity standards	Fiscal 2025	Partial Achievement	75%
9.	Implementation of satellite communication capabilities on certain smartphone platforms	Fiscal 2025	N/A - Modified	N/A – Modified
10.	SEC filings milestones	Fiscal 2025	Achieved	100%
11.	Number of satellites fully funded	Fiscal 2025	Achieved	100%

●	Goal number 1 was based on achievement relative to a 2025 revenue goal of $75 million. Achievement of $75 million of revenue would have earned a payout equal to 100% of the target PSUs allocated to this goal, achievement of $50 million of revenue would have earned a payout equal to 50% of the target PSUs, and payouts for achievement between $50 million and $75 million of revenue would have been determined by multiplying the bonus opportunity amount by the ratio of revenue achievement over $75 million. There was no opportunity to earn above 100% of target PSUs. Our actual revenue during this period was $70.9 million, and the Compensation Committee approved payouts at 95% of target.

●	Goal number 8 was based on satellites in operation meeting certain connectivity standards. The Compensation Committee approved payouts at 75% of target based on achievement against this performance target.

●	The Compensation Committee determined that it was advisable and in the best interests of the Company to approve a modification to the PSUs associated with Goal number 9 to extend the performance measurement period to September 30, 2026. The modification was accounted for as a new award in accordance with FASB ASC 718.

Accordingly, the Compensation Committee determined that PSUs had been earned as follows, and would vest 33% per year on each of the first, second and third anniversary of March 31, 2025 subject to continued service through the vesting date:

Executive	Target PSUs	Percent Achievement	PSUs Earned
Abel Avellan	250,000	73.75%	184,375
Scott Wisniewski	125,000	98.75%	123,437
Andrew Johnson	125,000	80.00%	100,000
Shanti Gupta	125,000	43.75%	54,687

Long-Term Incentives – 2024 PSUs

On September 26, 2024, the Compensation Committee approved an award of 75,000 target PSUs to each of Messrs. Johnson, Wisniewski and Gupta that would vest one third on August 15, 2025, one third on August 15, 2026 and one third on August 15, 2027 subject to achievement of a combination of Company (50% weight) and Individual (50% weight) performance goals during a performance period ending August 15, 2025 and subject to continued service with the Company through each applicable vesting date (the “2024 PSUs”). For each NEO, the PSUs subject to achievement of Company performance goals could only be earned if a threshold level of Individual performance goals were achieved.

Specific performance goals under the PSUs were tailored to each executive’s span of responsibility and represented operational measures. We consider the specific targets used to evaluate the operational measures to be confidential and commercially sensitive information and believe their disclosure would result in competitive harm to the Company.

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The 2024 PSUs were split 50% for Company goals and 50% for Individual goals. The Individual performance goals provided the opportunity to earn up to 150% of target for achievement in excess of 120% of those Individual targets. The Company performance goals were required to be met before eligibility of Individual goals was assessed. Goals specific to the following measurement categories had to be achieved in order to earn the PSUs:

1.	Maintain certain levels of liquid assets during a performance measurement period ended August 15, 2025.

2.	Company satellite production milestones during a performance measurement period ended August 15, 2025.

3.	Cash flow milestones during a performance measurement period ended August 15, 2025.

Specific 2024 PSU Individual performance goals were tailored to each executive’s span of responsibility as follows:

		Weighting of Goal by Executive
Individual Performance Measurement Category		Wisniewski	Johnson	Gupta
1.	Level of capital raised	100%
2.	Level of strategic investments raised or contractually committed		100%
3.	Operating expense milestones for Q4 of 2024 through Q2 of 2025			33%
4.	Satellite production cost milestones			33%
5.	Individual satellite production milestones			33%

With respect to each of the Individual performance goals, threshold, target and maximum levels of performance were established that would have earned a payout equal to 50%, 100% or 150% of the target PSUs, respectively. Calculation of payout for achievement between threshold and target or between target and maximum achievement would have been determined by linear interpolation. Collectively, the Company and the Individual performance goals could have resulted in achievement of 0% to 125% of the target number of 2024 PSUs awarded.

On May 30, 2025, the Compensation Committee approved a modification to these 2024 PSUs to realign certain performance goals with our shifting performance priorities. The modification was accounted for as a new award in accordance with FASB ASC 718. The modified 2024 PSUs were to be earned, if at all, based on achievement relative to revised performance goals. Specifically, the Compensation Committee approved:

●	Elimination of the Company performance goal number 3: Cash flow milestones during a performance measurement period ended August 15, 2025.

●	Elimination of Mr. Johnson’s Individual performance goal number 2: Level of strategic investments raised or contractually committed.

●	Elimination of each of Mr. Gupta’s Individual goals:

1. Operating expenses milestones for Q4 of 2024 through Q2 of 2025.

2. Satellite production cost milestones.

3. Individual satellite production milestones.

●	Introduction of new Individual performance goals for each of Mr. Johnson and Mr. Gupta as follows:

		Measurement	Weighting of Goal by Executive
Goal		Period	Johnson	Gupta
6.	Close and finance certain strategic agreement	By August 15, 2025	50%
1.	Level of capital raised	By August 15, 2025	50%
7.	Phased array milestones	By December 31, 2025		33%
8.	Micron production milestones	By November 15, 2025		33%
9.	Satellite production rate milestones	By November 15, 2025		33%

To the extent earned, with respect to Mr. Wisniewski and Mr. Johnson, the modified 2024 PSUs will vest 33% per year on each of the first, second and third anniversary of August 15, 2024 subject to continued service through each applicable vesting date.

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To the extent earned, with respect to Mr. Gupta, the modified 2024 PSUs are expected to vest 33% on each May 15, 2026, May 15, 2027 and May 15, 2028, subject to continued service through each applicable vesting date.

On August 15, 2025, the Compensation Committee determined the Company and Individual performance achievement for Mr. Wisniewski and Mr. Johnson as set forth in the table below:

Measurement Type	Measurement Category		Outcome	Payout Earned
Company	1.	Maintain certain levels of liquid assets during a performance measurement period ending August 15, 2025	Achieved	100%
Company	2.	Company satellite production milestones during a performance period ending August 15, 2025	Achieved	100%
Company	3.	Cash flow milestones during a performance period ending August 15, 2025	N/A - Modified	N/A - Modified
Individual	1.	Level of capital raised	Achieved at Maximum	150%
Individual	2.	Level of strategic investments raised or contractually committed	N/A – Modified	N/A - Modified
Individual	3.	Operating expense milestones for Q4 of 2024 through Q2 of 2025	N/A – Modified	N/A - Modified
Individual	4.	Satellite production cost milestones	N/A – Modified	N/A - Modified
Individual	5.	Individual satellite production milestones	N/A – Modified	N/A - Modified
Individual	6.	Close and finance certain strategic agreement	Achieved	100%

Accordingly, the Compensation Committee determined that the modified 2024 PSUs had been earned as follows, and would vest 33% per year on each of the first, second and third anniversary of August 15, 2024 subject to continued service through the vesting date:

Executive	Target PSUs	Percent Achievement	PSUs Earned
Scott Wisniewski	75,000	125.00%	93,750
Andrew Johnson	75,000	125.00%	93,750

The Compensation Committee will determine the Individual performance achievement with respect to the modified 2024 PSUs for Mr. Gupta in May 2026. To the extent earned, Mr. Gupta’s modified 2024 PSUs are expected to vest 33% on each May 15, 2026, May 15, 2027 and May 15, 2028, subject to continued service through each applicable vesting date.

Other Considerations Important to Our Executive Compensation Program

Say-on-Pay

In 2025, we requested that stockholders approve, on a non-binding, advisory basis, the frequency of our future “say-on-pay” votes, and, as a result of such vote, we expect to conduct the vote to approve, on a non-binding, advisory basis, the compensation of our NEOs once every year. At our 2025 Annual Meeting of Stockholders, our first “say-on-pay” advisory vote received 99.2% support. The Compensation Committee considered the stockholders’ strong support of our say-on-pay vote at our 2025 Annual Meeting of Stockholders when reviewing and designing our executive compensation program for 2025 and 2026.  The Compensation Committee will consider the results of future advisory votes on executive compensation as our compensation philosophy continues to evolve and future compensation decisions are made.

Clawback Policy

In 2023, we adopted a new Clawback Policy as required pursuant to the listing standards of Nasdaq, Section 10D of the Exchange Act and Rule 10D-1 under the Exchange Act, and the Dodd-Frank Act. Our Clawback Policy generally provides that, in the event that we are required to prepare an accounting restatement, we must recover reasonably promptly (subject to limited exceptions set forth in the Compensation Recovery Policy and permitted under the Dodd-Frank Act), excess incentive compensation received by covered officers where that compensation was based on erroneously reported financial information.

In addition, our 2020 Plan (defined below) and 2024 Plan include a provision allowing for clawback whenever required by applicable law or Company policy.

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Policy Regarding Hedging

Because the hedging of the Company’s securities may weaken the alignment of the interests of our directors and officers from those of our stockholders, we have a policy prohibiting our directors and officers from engaging in any transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds) with respect to the Company’s securities held by them to hedge or offset any decrease in the market value of the Company’s securities, unless such hedging transaction is approved in advance by our Chief Legal Officer (or, in the case of the Chief Legal Officer, the Chief Executive Officer) or, in the case of directors, the Board or the Audit Committee.

Insider Trading Policy

The Company has an insider trading policy governing the purchase, sale and other dispositions of the Company’s securities that applies to all officers, directors, employees and consultants of the Company and its subsidiaries. The Company believes that its insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as applicable listing standards. A copy of the Company’s insider trading policy was filed as Exhibit 19.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2024. In addition, with regard to the Company’s trading in its own securities, it is the Company’s policy to comply with the federal securities laws and the applicable listing standards.

Policy and Practices Related to Grant of Certain Equity Awards Close in Time to the Release of Material Non-Public Information

Our executive compensation program has not included awards of stock options, stock appreciation rights or similar option-like instruments since fiscal year 2021. We have no policy, program, practice, or plan pertaining to the timing of stock option, stock appreciation right or similar option-like instrument grants to our NEOs coinciding with the release of material nonpublic information. We also have not timed the release of material non-public information for the purpose of affecting the value of any executive or director compensation, and we have no plan to do so.

Retirement Program

The Company currently maintains a 401(k) retirement savings plan for its United States based employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The 401(k) plan allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we do not match contributions made by participants in the 401(k) plan. The Company believes that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of its executive compensation package and further incentivizes our employees, including NEOs, in accordance with its compensation policies.

We do not provide separate executive retirement benefits for our NEOs.

Health Benefits

All of the Company’s full-time employees, including NEOs, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits, medical and dependent flexible spending accounts, short-term and long-term disability insurance, and life insurance. NEOs pay the same health benefit contribution amounts and have the same deductibles as are applicable to all other Company employees.

Limited Perquisites

We provide limited perquisites (described more fully in the footnotes to the Summary Compensation Table) to our NEOs, which we believe are reasonable, competitive and consistent with our executive compensation program.

Tax and Accounting Considerations

All elements of compensation, including salaries, generate charges to earnings under generally accepted accounting principles (“GAAP”). We generally do not adjust compensation based on accounting factors. Our Compensation Committee takes into consideration the tax deductibility of compensation, to the extent practical, but reserves the right to authorize payments that may not be deductible if it believes that the payments are appropriate and consistent with our compensation philosophy.

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Risk Analysis

Our Compensation Committee has reviewed our incentive compensation programs, discussed the concept of risk as it relates to our compensation program, considered various mitigating factors and reviewed these items with the Company’s management. In addition, Company management regularly monitors and reviews our compensation program and the related risks and reports its findings to the Compensation Committee. Based on these reviews and discussions, the Compensation Committee does not believe our compensation program creates risks that are reasonably likely to have a material adverse effect on our business.

Agreements with the Named Executive Officers

The Compensation Committee believes that employment agreements play a valuable role in attracting, motivating and retaining highly talented executives. Accordingly, we have entered into employment agreements with certain of our NEOs to provide severance protections as described in detail under the caption “Named Executive Officer Employment Related Agreements” below. Importantly, the executive agreements include covenants not to solicit employees, customers, potential customers, vendors or independent contractors from, or compete with, the Company for a specified period of time and to maintain the confidentiality of the Company’s information. The Compensation Committee believes that these covenants are extremely valuable to the Company to protect the Company following any executive’s departure.

Compensation Committee Report

We, the Compensation Committee of the Board, have reviewed and discussed with management the foregoing Compensation Discussion and Analysis and, based on such review and discussion, have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,
Adriana Cisneros (Chair)
Julio A. Torres
Johan Wibergh

Compensation Committee Interlocks and Insider Participation

During fiscal 2025, none of the members of our Compensation Committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation of our NEOs for the years ended December 31, 2025, 2024 and 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Abel Avellan(3)	2025	-	-		14,222,500	(4)	-	-		14,222,500
Chairman of the Board and Chief Executive Officer	2024	-	-		-		-	-		-
	2023	-	-		-		-	-		-

Andrew Johnson	2025	250,000	-		8,841,500	(5) (6)	475,000	64,938	(8)	9,631,438
Executive Vice President, Chief Financial Officer, and Chief Legal Officer	2024	163,826	125,000		2,531,250		-	184		2,820,260

Scott Wisniewski	2025	250,000	-		8,841,500	(5) (6)	475,000	150		9,566,650
President, Chief Strategy Officer	2024	250,000	-		2,336,750		-	120		2,586,870

Shanti Gupta	2025	250,000	-		8,841,500	(5) (6)	475,000	225		9,566,725
Executive Vice President, Chief Operating Officer	2024	250,000	400,000		2,671,750		-	180		3,321,930

Dr. Huiwen Yao	2025	250,000	150,000	(7)	-		-	16,765	(8)	416,765
Chief Technology Officer	2024	250,000	-		-		-	16,110		266,110

(1)	Amounts represent the aggregate grant date fair value computed in accordance with FASB ASC 718 for equity awards granted. We provide information regarding the assumptions used to calculate the value of equity awards in Note 11 Stock-Based Compensation to our Consolidated Financial Statements included in our Annual Report.
(2)	Amounts represent an annual cash incentive award granted to each of Messrs. Johnson, Wisniewski, and Gupta upon successful completion of certain Company milestone pursuant to our annual executive cash bonus program.
(3)	For 2023, 2024, and 2025, Mr. Avellan did not receive any base salary from the Company.
(4)	On December 2, 2025, Mr. Avellan received an award of 500,000 stock award units, 250,000 of which are RSUs subject to time-based vesting and 250,000 of which are PSUs subject to performance-based vesting. The PSUs vest upon satisfaction of certain performance goals and subject to continued service with the Company through each applicable vesting date. The grant date fair value shown above reflects the grant date fair value for the time-based vesting RSUs. The grant date fair value of the 250,000 PSUs has been reported at $0 based on the probable outcome of achieving the performance conditions at the time of grant. The aggregate grant date fair value for Mr. Avellan disclosed would increase by $14,222,500 assuming maximum achievement of the performance conditions.
(5)	Amounts include the grant date fair value of $1,730,250 of the modified award to adjust certain performance conditions associated with the original PSUs granted on September 26, 2024. These modifications were accounted for as an issuance of new awards in accordance with FASB ASC 718.
(6)	On December 2, 2025, each of Messrs. Johnson, Wisniewski, and Gupta received an award of 250,000 stock award units, 125,000 of which are RSUs subject to time-based vesting and 125,000 of which are PSUs subject to performance-based vesting. The PSUs vest upon satisfaction of certain performance goals and subject to continued service with the Company through each applicable vesting date. The grant date fair value shown above reflects the grant date fair value for the time-based vesting RSUs of $7,111,250 and the grant date fair value of the modified 2024 PSU of $1,730,250 discussed in Footnote (5) above. The grant date fair value of the 125,000 PSUs has been reported at $0 based on the probable outcome of achieving the performance conditions at the time of grant. The aggregate grant date fair value for each of Messrs. Johnson, Wisniewski and Gupta disclosed would increase by $7,111,250 assuming maximum achievement of the performance conditions.
(7)	Amount represents a one-time discretionary cash bonus to Dr. Yao in recognition of his efforts upon the successful launch of the 5 Block 1 BlueBird satellites and related phone calls.
(8)	With respect to Mr. Johnson, the amount reported includes $64,400 for an apartment in Miami, Florida used by Mr. Johnson when working at the Company’s Miami, Florida office. With respect to Dr. Yao, the amount reported includes $12,360 for an apartment in Midland, Texas used by Dr. Yao when working at the Company’s headquarter and $3,107 for certain meal allowance benefits.

Narrative Disclosure to the Summary Compensation Table

Equity Compensation Plans

AST LLC 2019 Equity Incentive Plan. Prior to the Business Combination, equity-based incentive awards in the form of options were issued under the AST LLC 2019 Equity Incentive Plan (“AST LLC Incentive Plan”) as incentives to its employees, non-employees, and non-employee members of its Board of Directors. Following the Business Combination, no further grants will be made under the AST LLC Incentive Plan. However, the AST LLC Incentive Plan continues to govern the terms and conditions of the outstanding awards granted under it.

AST SpaceMobile, Inc. 2020 Incentive Award Plan. In connection with the Business Combination, the Company adopted the AST SpaceMobile, Inc. 2020 Incentive Award Plan (the “2020 Plan”). Following the adoption of the 2024 Plan, no further grants will be made under the 2020 Plan. However, the 2020 Plan continues to govern the terms and conditions of the outstanding awards granted under it.

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AST SpaceMobile, Inc. 2024 Incentive Award Plan. On September 10, 2024, the Company’s stockholders approved the AST SpaceMobile, Inc. 2024 Incentive Award Plan, which replaced and superseded the 2020 Plan, effective July 29, 2024 (the “Effective Date”). On November 21, 2025, the Company’s stockholders approved the 2024 Plan, effective November 21, 2025. Awards may be made under the 2024 Plan covering an aggregate number of Class A Common Stock shares not to exceed the sum of (i) 16,000,000 shares, which consists of (a) 2,000,000 shares authorized for issuance under the 2024 Plan as of the Effective Date, (b) 2,000,000 shares authorized for issuance, effective as of January 1, 2025, by the Company’s Board of Directors pursuant to the evergreen feature of the 2024 Plan discussed below, (c) 2,000,000 shares authorized for issuance, effective January 1, 2026, by the Company’s Board of Directors pursuant to the evergreen feature of the 2024 Plan discussed below, and (d) an additional 10,000,000 shares authorized for issuance under the 2024 Plan, effective as of November 21, 2025, plus (ii) one share for every one share available for award under the 2020 Plan as of July 30, 2024. Any shares subject to an award under the 2024 Plan or the 2020 Plan that expires, is forfeited, otherwise terminates or is settled in cash, after the Effective Date, shall be added to the shares reserved for issuance under the 2024 Plan. In addition, the number of shares available for issuance under the 2024 Plan may increase on each January 1st occurring following the Effective Date in an amount up to 2,000,000 shares by action of the Company’s Board of Directors or its committee as applicable.

Any shares distributed pursuant to an award may consist, in whole or in part, of authorized and unissued common stock, treasury common stock or common stock purchased on the open market. The 2024 Plan provides for the grant of stock options, restricted stock, dividend equivalents, RSUs, incentive unit awards, stock appreciation rights, and other stock or cash-based awards. Each incentive unit issued pursuant to an award, if any, shall count as one share for purposes of calculating the aggregate number of shares available for issuance under the 2024 Plan.

Named Executive Officer Employment Related Agreements

See “Potential Payments Upon Termination or Change in Control” for a description of the termination and change in control provisions NEOs may be entitled to, including with respect to treatment of outstanding awards under the equity compensation plans.

Abel Avellan

On July 18, 2018, our subsidiary, AST LLC, entered into an offer letter with Mr. Avellan, our Chairman and Chief Executive Officer, setting forth his initial base salary of $23,660 and eligibility to participate in the Company’s customary health, welfare and fringe benefit plans. Mr. Avellan has not received any base salary from the Company since the consummation of the Business Combination in April 2021.

In addition, on December 15, 2017, Mr. Avellan entered into AST LLC’s form Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement containing certain restrictive covenants, including non-compete and non-solicitation restrictions for a period of one year following a termination or cessation of employment for any reason.

Scott Wisniewski

On March 31, 2021, our subsidiary, AST LLC, entered into an employment agreement with Mr. Wisniewski to serve as our Chief Strategy Officer. Pursuant to the employment agreement, Mr. Wisniewski receives an annual base salary of $250,000 and is eligible to participate in the Company’s customary health, welfare and fringe benefit plans. Mr. Wisniewski was also entitled to an award of 235,000 RSUs under the 2020 Plan, which are subject to time-based vesting conditions over a four-year period and 290,000 PSUs under the 2020 Plan, which are subject to performance-based vesting conditions related to raising incremental capital investments.

In the event of a Qualifying Termination (as defined below), Mr. Wisniewski is entitled to (i) a severance payment equal to 50% of his base salary, payable in substantially equal installments in accordance with the Company’s payroll practices, (ii) any annual bonus earned through the date of termination for the applicable calendar year based on the achievement of individual and/or Company performance goals as determined by the Board (or a subcommittee thereof) in its sole discretion, payable when the Company pays bonuses to its senior executives generally for the year of termination, (iii) continued coverage for up to six months under the Company’s group health plans at the same levels and the same cost to Mr. Wisniewski as would have applied if his employment had not terminated, and (iv) continued vesting of any portion of his PSUs granted upon hire; provided that, the underlying performance conditions are satisfied as of the date of termination or within 120 days following such date.

Also, on March 31, 2021, Mr. Wisniewski entered into the Company’s form Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement containing certain restrictive covenants, including non-compete and non-solicitation restrictions for a period of one year following a termination or cessation of employment for any reason.

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Andrew Johnson

On May 1, 2024, our subsidiary, AST LLC, entered into an employment agreement with Mr. Johnson to serve as our Chief Legal Officer. Mr. Johnson has since also been named Executive Vice President and Chief Financial Officer. Pursuant to the employment agreement, Mr. Johnson receives an annual base salary of $250,000 and is eligible to participate in the Company’s customary health, welfare and fringe benefit plans. The employment agreement provided that, to defray costs associated with his relocation to Miami, Florida, the Company would provide Mr. Johnson with a $125,000 cash bonus. Mr. Johnson was also entitled to an award of 300,000 RSUs under the 2020 Plan, which are subject to time-based vesting conditions over a four-year period.

In the event of a Qualifying Termination, Mr. Johnson is entitled to (i) a severance payment equal to 75% of his base salary, payable in substantially equal installments in accordance with the Company’s payroll practices, (ii) any annual bonus earned through the date of termination for the applicable calendar year based on the achievement of individual and/or Company performance goals as determined by the Board (or a subcommittee thereof) in its sole discretion, payable when the Company pays bonuses to its senior executives generally for the year of termination, (iii) continued coverage for up to nine months under the Company’s group health plans at the same levels and the same cost to Mr. Johnson as would have applied if his employment had not terminated, and (iv) acceleration of any unvested portion of the time-based vesting RSUs equal to (A) in the event a Qualifying Termination occurred on or prior to the one-year anniversary of his start date, 100,000 restricted stock units, and (B) in the event a Qualifying Termination occurred after the one-year anniversary of the start date, (x) (1) the number of days during the period commencing on the last vesting date prior to the date of termination and ending on the nine-month anniversary of the date of termination, (2) divided by 365, and multiplied by (y) 75,000.

Also, on May 1, 2024, Mr. Johnson entered into the Company’s form Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement containing certain restrictive covenants, including non-compete and non-solicitation restrictions for a period of one year following a termination or cessation of employment for any reason.

Shanti Gupta

On September 14, 2021, our subsidiary, AST LLC, entered into an offer letter with Mr. Gupta to serve as our Chief Accounting Officer. Mr. Gupta has since been promoted to Executive Vice President, Chief Operating Officer. Pursuant to the offer letter, Mr. Gupta receives an annual base salary of $250,000 and is eligible to participate in the Company’s customary health, welfare and fringe benefit plans. Mr. Gupta was also entitled to an award of 200,000 RSUs under the 2020 Plan, which were subject to time-based vesting conditions over a four-year period. In the event of a termination without Cause (as defined below), Mr. Gupta is entitled to a severance payment equal to 6 months of his base salary.

Also, on September 14, 2021, Mr. Gupta entered into the Company’s form Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement containing certain restrictive covenants, including non-compete and non-solicitation restrictions for a period of one year following a termination or cessation of employment for any reason.

Dr. Huiwen Yao

On September 1, 2018, our subsidiary, AST LLC, entered into an offer letter with Dr. Yao to serve as our Chief Technology Officer. Pursuant to the offer letter, Dr. Yao receives an annual base salary of $230,000, was entitled to a relocation reimbursement of up to $50,000, and is eligible to participate in the Company’s customary health, welfare and fringe benefit plans. Dr. Yao was also entitled to an award of stock options representing 0.75% of the then current fully diluted equity shares outstanding, which were scheduled to vest on the earlier of a schedule set by the Board and the completion of the Company’s Satellite Test Program.

Also, on September 1, 2018, Dr. Yao entered into the Company’s form Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement containing certain restrictive covenants, including non-compete and non-solicitation restrictions for a period of one year following a termination or cessation of employment for any reason.

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2025 Grants of Plan-Based Awards(1)

	Estimated Future Payouts under Non-Equity Incentive Plan Awards					Estimated Future Payouts under Equity Incentive Plan Awards			All other stock awards: Number of shares of stock		Grant Date Fair Value of Stock
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or units (#)		Awards ($)(2)
Abel Avellan	12/2/2025		-	-	-	-	-	-	250,000	(2)	14,222,500
	12/2/2025	(3)	-	-	-	-	250,000	250,000	-		0
Andrew Johnson	5/30/2025	(4)	-	-	-	56,250	75,000	93,750	-		1,730,250
	12/2/2025	(5)	250,000	500,000	500,000	-	-	-	-		-
	12/2/2025		-	-	-	-	-	-	125,000	(2)	7,111,250
	12/2/2025	(3)	-	-	-	-	125,000	125,000	-		0
Scott Wisniewski	5/30/2025	(4)	-	-	-	56,250	75,000	93,750	-		1,730,250
	12/2/2025	(5)	250,000	500,000	500,000	-	-	-	-		-
	12/2/2025		-	-	-	-	-	-	125,000	(2)	7,111,250
	12/2/2025	(3)	-	-	-	-	125,000	125,000	-		0
Shanti Gupta	5/30/2025	(4)	-	-	-	56,250	75,000	93,750	-		1,730,250
	12/2/2025	(5)	250,000	500,000	500,000	-	-	-	-		-
	12/2/2025		-	-	-	-	-	-	125,000	(2)	7,111,250
	12/2/2025	(3)	-	-	-	-	125,000	125,000	-		0
Dr. Huiwen Yao	-		-	-	-	-	-	-	-		-

(1)	Amounts represent the aggregate grant date fair value computed in accordance with FASB ASC 718 for equity awards granted. We provide information regarding the assumptions used to calculate the value of equity awards in Note 11 Stock-Based Compensation to our Consolidated Financial Statements included in our Annual Report.
(2)	The RSUs vest over three years, with 1/3 of the total number of shares subject to the RSUs vesting on May 30, 2026, an additional 1/3 on May 30, 2027, and an additional 1/3 on May 30, 2028.
(3)	On December 2, 2025, an award of 250,000 to Mr. Avellan and an award of 125,000 to each of Messrs. Johnson, Wisniewski, and Gupta were issued that vest upon satisfaction of certain performance goals and subject to continued service with the Company on each vesting date. The PSUs provide an opportunity to earn 0% to 100% of the target award only after the performance goals are met. Assuming the performance goals are met, at the threshold level, no shares will be earned; at the target and the maximum level, 250,000 shares (Mr. Avellan) or 125,000 shares (each of Messrs. Johnson, Wisniewski and Gupta) will be earned. The estimated future payouts and the grant date fair value of the PSUs have been reported at $0 based on the probable outcome of achieving the performance conditions at the time of grant. The grant date fair value of the PSUs assuming maximum achievement of the performance conditions was $14,222,500 (Mr. Avellan) and $7,111,250 (each of Messrs. Johnson, Wisniewski, and Gupta).
(4)	On May 30, 2025, each of Messrs. Johnson, Wisniewski, and Gupta received an award of 75,000 PSUs that represents a modification of the original PSU granted on September 26, 2024 to realign certain Individual and Company performance goals. The modified PSUs vest upon satisfaction of specified Company (50% weight) and Individual (50% weight) performance goals and subject to continued service with the Company. The modified PSUs provide an opportunity to earn 0% to 125% of the target award only after the Company performance goals are met. Assuming the Company performance goals are met, at the threshold level, 56,250 shares will be earned; at the target level, 75,000 shares will be earned; and at the maximum level, 93,750 shares will be earned. The estimated future payouts and the grant date fair value of the PSUs have been reported at $1,730,250 based on the probable outcome of achieving the performance conditions at the time of grant. The grant date fair value of the PSUs assuming maximum achievement of the performance conditions was $2,162,813.
(5)	Amounts represent an annual cash incentive award granted to each of Messrs. Johnson, Wisniewski, and Gupta upon successful completion of certain Company milestone. Assuming the performance goals are met, at the threshold level, $250,000 will be earned; at the target and the maximum level, $500,000 will be earned.

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Outstanding Equity Awards at 2025 Fiscal Year-End

The following table sets forth certain information regarding equity-based awards of the Company held by the NEOs as of December 31, 2025.

			Option Awards					Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercisable Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Abel Avellan	12/2/2025	(1)	-	-	-	-	-	250,000	18,157,500	-	-
	12/2/2025	(2)						-	-	250,000	18,157,500
Andrew Johnson	5/6/2024	(3)	-	-	-	-	-	225,000	16,341,750	-	-
	9/26/2024	(4)	-	-	-	-	-	50,000	3,631,500	-	-
	5/30/2025	(5)	-	-	-	-	-	62,500	4,539,375	-	-
	12/2/2025	(1)	-	-	-	-	-	125,000	9,078,750	-	-
	12/2/2025	(2)	-	-	-	-	-	-	-	125,000	9,078,750
Scott Wisniewski	9/26/2024	(4)	-	-	-	-	-	50,000	3,631,500	-	-
	5/30/2025	(5)	-	-	-	-	-	62,500	4,539,375	-	-
	12/2/2025	(1)	-	-	-	-	-	125,000	9,078,750	-	-
	12/2/2025	(2)	-	-	-	-	-	-	-	125,000	9,078,750
Shanti Gupta	9/26/2024	(4)	-	-	-	-	-	50,000	3,631,500	-	-
	5/30/2025	(9)								75,000	5,447,250
	12/2/2025	(1)	-	-	-	-	-	125,000	9,078,750	-	-
	12/2/2025	(2)	-	-	-	-	-	-	-	125,000	9,078,750
Dr. Huiwen Yao	4/17/2019	(6)	339,912	-	-	$0.06	4/17/2029	-	-	-	-
	5/20/2020	(7)	217,522	-	-	$0.60	5/20/2030	-	-	-	-
	5/20/2020	(8)	-	507,551	-	$0.60	5/20/2030	-	-	-	-

(1)	The award vests in three yearly installments beginning May 30, 2026, subject to continued service.
(2)	The PSUs and market value are calculated based on achieving target performance goals. The actual number of PSUs that may vest will be determined based on achievement of certain performance goals and are subject to continued service with the Company on each vesting date.
(3)	The award vests in three remaining yearly installments beginning May 6, 2026, subject to continued service.
(4)	The award vests in two remaining yearly installments beginning August 15, 2026, subject to continued service.
(5)	Represents the number of unvested PSUs earned for the performance period ending August 15, 2025 based on achievement at 125% of target. The award vests in two remaining yearly installments beginning August 15, 2026, subject to continued service through each vesting date.
(6)	The award vested fully in November 2021.
(7)	The award vested fully upon achievement of certain performance-based milestone in May 2023.
(8)	The award vests upon achievement of certain performance-based milestones.
(9)

The PSUs and market value are calculated based on achieving target performance goals. The actual number of PSUs that may vest will be determined based on achievement of certain performance goals and are subject to continued service with the Company through each vesting date. The Compensation Committee will determine the achievement relative to the modified performance conditions in May 2026. To the extent earned, Mr. Gupta’s modified 2024 PSUs are expected to vest 33% on each May 15, 2026 , May 15, 2027 and May 15, 2028.

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2025 Options Exercises and Stock Vested Table

The following table provides information, on an aggregate basis, regarding (i) stock options exercised during 2025, including the total number of shares acquired upon exercise and the aggregate value realized before payment of any applicable withholding tax and broker commissions, and (ii) RSUs that vested during 2025.

	Stock Awards			Option Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Abel Avellan	-		-	-	-
Andrew Johnson	131,250	(2)	4,585,500	-	-
Scott Wisniewski	347,500	(2)	11,692,888	-	-
Shanti Gupta	150,000		5,144,250	-	-
Dr. Huiwen Yao	-		-	105,000	5,003,416

(1)	Amounts represent the aggregate fair value on vesting computed in accordance with FASB ASC 718 for vested equity awards. We provide information regarding the assumptions used to calculate the value of equity awards in Note 11: Stock-Based Compensation to our Consolidated Financial Statements included in our Annual Report. For awards vesting on weekends and holidays, fair values were derived from the share price one business day prior.
(2)	Amounts include 31,250 shares vested from grants that were modified to adjust certain performance conditions associated with the original PSUs granted on September 26, 2024. The modifications were accounted for as an issuance of new awards in accordance with FASB ASC 718.

Pension Benefits - 2025

We have no pension benefits for our executive officers.

Nonqualified Deferred Compensation - 2025

We have no nonqualified defined contribution or other nonqualified compensation plans for our executive officers.

Potential Payments Upon Termination or Change in Control

The following is a summary of the benefits payable to our NEOs in connection with a termination of employment or change in control occurring on December 31, 2025, in different scenarios under the terms of our NEO agreements and equity compensation plans:

Abel Avellan

Mr. Avellan will only receive previously accrued benefits (e.g., accrued but unpaid salary and vested benefits through the date of termination) upon any termination of employment, in accordance with applicable plans and policies.

Scott Wisniewski

In the event of a Qualifying Termination (as defined below), Mr. Wisniewski is entitled to (i) a severance payment equal to 50% of his base salary, payable in substantially equal installments in accordance with the Company’s payroll practices, (ii) any annual bonus earned through the date of termination for the applicable calendar year based on the achievement of individual and/or Company performance goals as determined by the Board (or a subcommittee thereof) in its sole discretion, payable when the Company pays bonuses to its senior executives generally for the year of termination, (iii) continued coverage for up to six months under the Company’s group health plans at the same levels and the same cost to Mr. Wisniewski as would have applied if his employment had not terminated, and (iv) continued vesting of any portion of his PSUs granted upon hire; provided that, the underlying performance conditions are satisfied as of the date of termination or within 120 days following such date.

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Andrew Johnson

In the event of a Qualifying Termination (as defined below), Mr. Johnson is entitled to a severance payment equal to (i) 75% of his base salary payable in substantially equal installments in accordance with the Company’s payroll practices, (ii) any annual bonus earned through the date of termination for the applicable calendar year based on the achievement of individual and/or Company performance goals as determined by the Board (or a subcommittee thereof) in its sole discretion, payable when the Company pays bonuses to its senior executives generally for the year of termination, (iii) continued coverage for up to nine months under the Company’s group health plans at the same levels and the same cost to Mr. Johnson as would have applied if his employment had not terminated, and (iv) acceleration of any unvested portion of the time-based vesting RSUs equal to (A) in the event a Qualifying Termination occurred on or prior to the one-year anniversary of his start date, 100,000 RSUs, and (B) in the event a Qualifying Termination occurred after the one-year anniversary of the start date, (x) (1) the number of days during the period commencing on the last vesting date prior to the date of termination and ending on the nine-month anniversary of the date of termination, (2) divided by 365, and multiplied by (y) 75,000.

Shanti Gupta

In the event of termination without Cause (as defined below), Mr. Gupta is entitled to a severance payment equal to 6 months of his base salary.

Dr. Huiwen Yao

Dr. Yao will only receive previously accrued benefits (e.g., accrued but unpaid salary and vested benefits through the date of termination) upon any termination of employment, in accordance with applicable plans and policies.

Tabular Disclosure

The following tables show estimated compensation payable to each NEO who was employed on December 31, 2025, upon applicable triggering events (assuming the event occurred on December 31, 2025). Actual amounts can only be determined upon the triggering event. Amounts in the tables assume an annual salary at the level in effect on December 31, 2025 and payout of PSUs at target. These tables do not account for any cutback that may result from the application of the NEO’s agreement terms. If payments and benefits to an NEO would constitute an “excess parachute payment” under Code Section 280G and subject the executive to golden parachute excise taxes under Code Section 4999, the NEO agreements may utilize a “best net after-tax” payment approach which reduces the executive’s payments and benefits to an amount that results in the greatest after-tax benefit for the executive, taking into account any such excise tax and any applicable federal, state and local taxes.

None of our named executive officers has a contractual right to receive any payment (whether in cash, equity, or otherwise) solely as a result of a change in control. Accordingly, no amounts attributable to single-trigger payments or vesting upon a change in control are included in the table below.

Except as set forth below, our named executive officers will only receive previously accrued benefits (e.g., accrued but unpaid salary and vested benefits through the date of termination) upon any other termination of employment, in accordance with applicable plans and policies.

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Executive Benefits and Payments Upon Termination	Qualifying Termination(1) ($)
Abel Avellan
Cash Severance Payments	-
Equity Awards	-
Health Insurance Benefits	-
Total	-
Scott Wisniewski
Cash Severance Payments	125,000
Bonus Severance Payments(2)	475,000
Equity Awards(3)	-
Health Insurance Benefits	8,459
Total	608,459
Andrew Johnson
Cash Severance Payments	187,500
Bonus Severance Payments(2)	475,000
Equity Awards	4,984,607
Health Insurance Benefits	10,707
Total	5,657,814
Shanti Gupta
Cash Severance Payments	125,000
Equity Awards	-
Health Insurance Benefits	-
Total	125,000
Dr. Huiwen Yao
Cash Severance Payments	-
Equity Awards	-
Health Insurance Benefits	-
Total	-

(1)	For purposes of the table above, “Qualifying Termination” means, for Messrs. Johnson and Wisniewski, a Qualifying Termination (as defined in below) and, for Mr. Gupta, a termination by the Company without Cause (as defined below):

Qualifying Termination	The NEO’s termination of employment (i) by the Company without Cause (other than by reason of the NEO’s death or disability), (ii) by the NEO for Good Reason, or (iii) by reason of non-renewal of the employment period.

Good Reason	The NEO’s voluntary resignation within a specified period after any one or more of the following events without the NEO’s prior written consent, subject to the Company’s 30-day cure rights:

a material diminution in the NEO’s base salary (solely with respect to Mr. Johnson, unless the reduction is applicable to all similarly situated employees);

a material diminution in the NEO’s position, responsibilities, duties or authority;

a change in the geographic location of the NEO’s primary reporting location that increases the NEO’s one-way commute by more than 30 miles; and/or solely with respect to Mr. Johnson, the Company’s failure to grant the equity award described in his employment agreement.

Cause	The occurrence of one or more of the following events:

NEO’s willful failure to perform duties with the Company, which failure is not cured within 30 days after written notice thereof;

NEO’s commission of, indictment for, or entry of a plea of guilty or nolo contendere to a felony crime or a crime of moral turpitude or, solely with respect to Mr. Johnson, a crime involving dishonesty or the NEO’s performance of duties;

NEO’s breach of material, contractual obligations to the Company, which breach is not cured within 30 days after written notice thereof, and which breach is a material breach in the case of Messrs. Gupta and Wisniewski;

Any act of fraud, embezzlement, theft, or misappropriation from the Company by the NEO;

NEO’s willful misconduct or gross negligence in connection with the performance of duties or material breach of the NEO’s fiduciary duties to the Company or its affiliates, which misconduct, negligence, or breach has, for Messrs. Gupta and Wisniewski only, a material and demonstrable adverse effect on the Company or its affiliates; or

NEO’s commission of an act of material dishonesty which, for Messrs. Gupta and Wisniewski only, results in material reputational, economic or financial injury to the Company or its affiliates.

(2)	Under their employment agreements, Messrs. Johnson and Wisniewski are entitled to any bonus earned through their termination date for the year of termination.
(3)	Mr. Wisniewski’s equity awards granted upon hire were fully vested as of December 31, 2025.

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Pay Versus Performance Disclosure

Pursuant to Section 953(a) of the Dodd-Frank Act and Item 402(v) of SEC Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” (or “CAP”), as defined by SEC rules, to the Company’s principal executive officer (“PEO”) and non-PEO named executive officers (the “Non-PEO NEOs”) and certain aspects of the financial performance of the Company. The Compensation Committee does not utilize CAP as the basis for making compensation decisions.

The following table sets forth certain information regarding pay versus performance as of December 31, 2025.

					Value of $100 Investment Based On(4):
Year(1)	Summary Compensation Table Total for PEO (2)	Compensation Actually Paid to PEO (3)	Average Summary Compensation Table Total for Non-PEO NEOs(2)	Average Compensation Actually Paid to Non-PEO NEOs(3)	AST SpaceMobile Total Shareholder Return	Peer Group Total Shareholder Return(5)	Net Income (Loss) ($000)(6)	Company Selected Measure: Total Revenue ($000)(7)
2025	$14,222,500	$18,157,500	$7,295,395	$18,304,462	$615	$103	$(341,940)	$70,918
2024	-	-	$1,609,800	$3,975,708	$179	$94	$(300,083)	$4,418
2023	-	-	$250,000	$537,444	$51	$85	$(87,561)	$0
2022	-	-	$1,716,496	$989,452	$41	$75	$(31,640)	$13,825
2021	$8,995	$8,995	$1,430,211	$160,579	$67	$101	$(30,553)	$12,405

(1)	Abel Avellan served as the PEO for the entirety of 2025, 2024, 2023, 2022, and 2021. Our Non-PEO NEOs for the applicable years were as follows:

●	2025: Scott Wisniewski, Shanti Gupta, Andrew Johnson, and Dr. Huiwen Yao
●	2024: Scott Wisniewski, Shanti Gupta, Andrew Johnson, Dr. Huiwen Yao, Sean Wallace, and Brian Heller
●	2023: Sean Wallace and Brian Heller
●	2022: Sean Wallace and Brian Heller
●	2021: Brian Heller and Thomas Severson

(2)	Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table (“SCT”) for the applicable year in the case of our PEO, Mr. Avellan, and (ii) the average of the total compensation reported in the SCT for the applicable year for our Non-PEO NEOs reported for the applicable year.
(3)	Amounts reported in these columns represent compensation actually paid to our NEOs in the applicable year; compensation actually paid is determined by making adjustments to the amounts reported in the SCT for the applicable year in accordance with SEC rules. The adjustments made for 2025 are set forth in the table below.
(4)	Total Shareholder Return (“TSR”) is the cumulative TSR for measurement periods beginning on April 7, 2021, which is the date the Company’s shares commenced trading on Nasdaq, and ending on December 31 of each of 2025, 2024, 2023, 2022, and 2021, respectively, calculated in accordance with Item 201(e) of Regulation S-K.
(5)	Peer Group is the Nasdaq Telecommunications Index, which is the same peer group used in the stock performance graph required by Item 201(e) of Regulation S-K and included in our Annual Report on Form 10-K for the year ended December 31, 2025.
(6)	The dollar amounts reported in this column represent the amount of net income (loss) attributable to common stockholders and reflected in our audited Consolidated Financial Statements included in our Annual Reports on Form 10-K for each of the years ended December 31, 2025, 2024, 2023, 2022, and 2021.
(7)	The dollar amounts reported in this column represent the amount of “Total Revenue” reflected in our audited Consolidated Financial Statements included in our Annual Reports on Form 10-K for each of the years ended December 31, 2025, 2024, 2023, 2022, and 2021.

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The following table sets forth the adjustments prescribed by the SEC rules to calculate CAP amounts from SCT amounts for Mr. Avellan and our Non-PEO NEOs for 2025.

	2025
	PEO	Average Non-PEO NEOs
Summary Compensation Table Total (1)	$14,222,500	$7,295,395
Minus Stock Award Value & Option Award Value Reported in SCT for the Covered Year	$14,222,500	$6,631,125
Plus Year End Fair Value of Equity Awards Granted During the Covered Year that Remain Outstanding and Unvested as of Last Day of the Covered Year	$18,157,500	$10,440,563
Plus Year over Year Change in Fair Value as of the Last Day of the Covered Year of Outstanding and Unvested Equity Awards Granted in Prior Years	-	$4,830,938
Plus Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Covered Year	-	$751,250
Plus Year over Year Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Years that Vested During the Covered Year	-	$1,617,441
Minus Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Covered Year or were Forfeited During the Covered Year	-	-
Plus Value of Dividends or other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value or Total Compensation for the Covered Year	-	-
Compensation Actually Paid	$18,157,500	$18,304,462

(1)	In the table above, the unvested equity fair values were calculated on each of the required measurement dates using assumptions based on criteria consistent with those used for grant date fair value calculations and in accordance with the methodology used for financial reporting purposes. For unvested awards subject to performance-based vesting conditions, the fair values were based on the probable outcome of such performance-based vesting conditions as of the last day of the year.

Pursuant to Item 402(v) of SEC Regulation S-K, we are providing the following graphic descriptions of the relationships between specified information presented in the pay versus performance table provided above.

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Relationship Between CAP and Total Shareholder Return (“TSR”)

The graph below reflects the relationship between the PEO and Average Non-PEO NEOs CAP and our TSR.

Relationship Between CAP and Net Income (Loss) Attributable to Stockholders

The graph below reflects the relationship between the PEO and Average Non-PEO NEOs CAP and our Net Income (Loss) attributable to stockholders.

(1)	Represents the amount of net loss attributable to common stockholders reflected in the Company’s audited financial statements for the applicable year.

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Relationship Between CAP and Total Revenue (Company Selected Measure)

The graph below reflects the relationship between the PEO and Average Non-PEO NEOs CAP and our GAAP total revenue.

(1)	Represents GAAP total revenue reflected in the Company’s audited financial statements for the applicable year.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship between the annual total compensation of our median employee and the annual total compensation of Mr. Avellan, our CEO and Chairman of the Board.

For 2025, our last completed fiscal year:

●	the annual total compensation of the employee identified at median of the Company (other than our CEO), was $138,560; and

●	the annual total compensation of the CEO for purposes of determining the CEO Pay Ratio was $14,222,500.

Based on this information, for 2025, the ratio of the annual total compensation of Mr. Avellan to the annual total compensation of our median employee was estimated to be 103 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

We selected December 31, 2025, which is within the last three months of 2025, as the date upon which we would identify the “median employee.”

We did not rely upon the 5% de minimis exemption for 2025 and thus did not exclude any of our global workforce from the identification of the “median employee.”

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To identify the “median employee” from our employee population, we collected actual base salary paid during the 12-month period ended December 31, 2025. In making this determination, we annualized the compensation of all newly hired permanent employees and part-time employees during this period. We selected base salary paid as representing the principal form of compensation delivered to all of our employees. This information is readily available in each country.

Once we identified our median employee, we combined all of the elements of that employee’s compensation for 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K to determine the median employee’s annual total compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Equity Compensation Plan Information

For details regarding our equity compensation plans, refer to discussion under the “Narrative Disclosure to the Summary Compensation Table” above.

The following table lists awards previously granted and outstanding, and securities authorized for issuance, under the plans as of December 31, 2025.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted-Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under the Equity Compensation Plans
Equity compensation plans approved by stockholders
SpaceMobile 2024 Incentive Award Plan (1)	6,938,916	$24.65	6,454,631
SpaceMobile 2020 Incentive Award Plan (2)	3,447,920	$9.20	1,332,249	(3)
AST LLC 2019 Equity Incentive Plan	4,677,777	$1.04	1,579,431	(3)
Equity compensation plans not approved by stockholders	-	-	-

(1)	Includes 65,250 stock options and 6,873,666 restricted stock awards. Only the stock options have an associated exercise price.
(2)	Includes 2,214,866 stock options and 1,233,054 restricted stock awards. Only the stock options have an associated exercise price.
(3)	Following the Effective Date, no new awards were granted under the 2020 Plan. Following the completion of the Business Combination, no new awards were granted under the AST LLC 2019 Equity Incentive Plan.

Security Ownership of Certain Beneficial Owners and Management

The following sets forth information regarding the beneficial ownership of our voting shares by:

●	each person who is known to be a beneficial owner of more than 5% of our voting shares;
●	each of our NEOs and directors; and
●	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, provided that any person who acquires any such right with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise of such right. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

Our authorized Common Stock consists of Class A Common Stock, Class B Common Stock and Class C Common Stock. Holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval. Until the Sunset Date described in the Stockholders’ Agreement, holders of Class C Common Stock are entitled to the lesser of (i) 10 votes per share and (ii) the Class C Share Voting Amount on all matters submitted to stockholders for their vote or approval. From and after the Sunset Date, holders of Class C Common Stock will be entitled to one vote per share.

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Beneficial ownership of shares of our Common Stock is based on 298,678,735 shares of Class A Common Stock, 11,215,111 shares of Class B Common Stock and 78,163,078 shares of Class C Common Stock issued and outstanding as of April 22, 2026.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting shares beneficially owned by them.

	Class A Common Stock		Class B Common Stock		Class C Common Stock		Combined Voting
Name and Address of Beneficial Owner (1)	Number	%	Number	%	Number	%	Power (%)(2)
Five percent Holders:
The Vanguard Group (3)	21,488,180	7.2%					2.0%
Rakuten Mobile, Inc. (4)	21,020,155	7.0%	-	-	-	-	1.9%
Vodafone Ventures Limited (5)	5,471,743	1.8%	9,044,454	80.6%	-	-	1.3%
ATC TRS II LLC (6)	211,379	*	2,170,657	19.4%	-	-	*
Directors and Executive Officers:
Abel Avellan (7)(8)	122,301	*	-	-	78,163,078	100.0%	71.6%
Scott Wisniewski (9)	493,752	*	-	-	-	-	*
Andrew Johnson (10)	187,818	*	-	-	-	-	*
Shanti Gupta (11)	181,136	*	-	-	-	-	*
Dr. Huiwen Yao (12)	522,184	*	-	-	-	-	*
Adriana Cisneros (13)	786,877	*	-	-	-	-	*
Luke Ibbetson	-	-	-	-	-	-	-
Edward Knapp	10,000	*	-	-	-	-	*
Keith Larson	2,015	*	-	-	-	-	-
Ronald Rubin(14)	71,239	*	-	-	-	-	*
Richard Sarnoff(15)	426,274	*	-	-	-	-	*
Julio A. Torres(16)	58,239	*	-	-	-	-	*
Johan Wibergh(17)	29,001	*	-	-	-	-	*
All directors and executive officers, as a group (13 individuals)	2,890,836	1.0%	-	-	78,163,078	100.0%	71.9%

* Less than 1%

(1)	Unless otherwise noted, the business address of each of those individuals listed in the table above is c/o AST SpaceMobile, Inc., Midland International Air & Space Port, 2901 Enterprise Lane, Midland, Texas 79706.
(2)	Percentage of combined voting power represents voting power with respect to all shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, voting together as a single class. Holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval. Until the Sunset Date, holders of Class C Common Stock are entitled to the lesser of (i) 10 votes per share and (ii) the Class C Share Voting Amount. From and after the Sunset Date, holders of Class C Common Stock will be entitled to one vote per share.
(3)

According to a Schedule 13G/A filed January 30, 2026, on behalf of The Vanguard Group, The Vanguard Group has shared voting power with respect to 1,832,650 shares of Class A Common Stock, and shared dispositive power with respect to 21,488,180 shares of Class A Common Stock. The business address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. On a Schedule 13G/A filed on March 26, 2026, The Vanguard Group subsequently reported that, due to an internal realignment on January 12, 2026, it no longer has, or is deemed to have, beneficial ownership over the Company’s securities beneficially owned by various subsidiaries and/or business divisions. Vanguard also reported that certain subsidiaries or business divisions that formerly had, or were deemed to have, beneficial ownership with Vanguard, will report beneficial ownership separately (on a disaggregated basis). Those subsidiaries have not disclosed their respective voting or dispositive power as of April 22, 2026.

(4)	The business address of Rakuten Mobile is 1-14-1 Tamagawa, Setagaya-ku, Tokyo 158-0094 Japan. This information is based upon a Schedule 13D/A filed with the SEC on April 4, 2026 by Rakuten Mobile. The Schedule 13D/A reports that Rakuten Mobile has sole voting power over 21,020,155 shares of Class A Common Stock, shared voting power over no shares of Class A Common Stock, sole dispositive power over 21,020,155 shares of Class A Common Stock and shared dispositive power over no shares of Class A Common Stock.
(5)	The business address of Vodafone Ventures Limited is c/o Vodafone House, The Connection, Newbury, Berkshire, RG14 2FN, United Kingdom.
(6)	The business address of ATC TRS II LLC is 116 Huntington Avenue, 11th floor, Boston, MA 02116.
(7)	Includes 2,500,000 shares held by AA Gables, LLC, a wholly-owned subsidiary of Mr. Avellan, which pledged the common units in order to secure its obligations under certain variable prepaid forward contract (“Forward Contract”). Mr. Avellan’s entry into the Forward Contract did not involve the sale of any shares of the Company’s Class C Common Stock beneficially owned by Mr. Avellan at the time the Forward Contract was entered into and had no effect on Mr. Avellan’s voting and Board of Directors rights.
(8)	Consists of (i) 38,968 shares of Class A Common Stock held of record and (ii) 83,333 shares of Class A Common Stock issuable upon the vesting of RSUs within 60 days of April 22, 2026.
(9)	Consists of (i) 452,085 shares of Class A Common Stock held of record and (ii) 41,667 shares of Class A Common Stock issuable upon the vesting of RSUs within 60 days of April 22, 2026.
(10)	Consists of (i) 71,151 shares of Class A Common Stock held of record and (ii) 116,667 shares of Class A Common Stock issuable upon the vesting of RSUs within 60 days of April 22, 2026. Additionally, includes 49,985 shares pledged as collateral under personal loans or for margin accounts.
(11)	Consists of (i) 117,247 shares of Class A Common Stock held of record and (ii) 63,889 shares of Class A Common Stock issuable upon the vesting of RSUs within 60 days of April 22, 2026.
(12)	Consists of (i) 4,750 shares of Class A Common Stock held of record and (ii) 517,434 AST Incentive Equity Options, each of which is vested and exercisable for Incentive Equity Units in AST LLC, each of which is redeemable for one share of Class A Common Stock of the Issuer.
(13)

The business address of Ms. Cisneros is c/o Cisneros Group of Companies, 700 NW 1st Avenue, Suite 1700, Miami, Florida 33136. The shares reported as beneficially owned by Ms. Cisneros are comprised of (i) 42,108 shares of Class A Common Stock held directly by Ms. Cisneros (ii) 725,074 AST Incentive Equity Options, each of which is vested and exercisable for Incentive Equity Units in AST LLC, each of which is redeemable for one share of Class A Common Stock of the Issuer, (iii) 9,538 shares of Class A Common Stock held directly by Ms. Cisneros’s spouse Nicholas Griffin, (iv) 1,896 shares of Class A Common Stock purchased by 1979 Edendale Investments Ltd., an entity held by The Adriana Cisneros 2014 Portfolio Trust, and (v) 2,650 shares of Class A Common Stock held by trust for the benefit of Ms. Cisneros’ children, in which she disclaims pecuniary interest, and (vi) 5,611 shares issuable upon the vesting of RSAs within 60 days of April 22, 2026.

(14)	Consists of (i) 65,628 shares of Class A Common Stock held of record and (ii) 5,611 shares of Class A Common Stock issuable upon the vesting of RSAs within 60 days of April 22, 2026.
(15)	Consists of (i) 72,628 shares of Class A Common Stock held of record, (ii) 348,035 AST Incentive Equity Options, each of which is vested and exercisable for Incentive Equity Units in AST LLC, each of which is redeemable for one share of Class A Common Stock of the Issuer and (iii) 5,611 shares of Class A Common Stock issuable upon the vesting of RSAs within 60 days of April 22, 2026.
(16)	Consists of (i) 52,628 shares of Class A Common Stock held of record and (ii) 5,611 shares of Class A Common Stock issuable upon the vesting of RSAs within 60 days of April 22, 2026.
(17)	Consists of (i) 23,390 shares of Class A Common Stock held of record and (ii) 5,611 shares of Class A Common Stock issuable upon the vesting of RSAs within 60 days of April 22, 2026.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures for Approval of Related Person Transactions

We review all relationships and transactions in which the Company and our directors, executive officers, 5%+ stockholders, or their immediate family members, are participants. The Company’s legal and governance staff is primarily responsible for monitoring and obtaining information from the directors, executive officers and 5%+ stockholders with respect to transactions with related persons and for determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. Management reports potential related person transactions to the Audit Committee; and the Audit Committee reviews and, when appropriate, approves all transactions between the Company and related persons that are required to be disclosed under SEC rules.

Vodafone

On July 7, 2025, the Company and Vodafone, a holder of more than 5% of the shares of the Company’s outstanding Class B Common Stock, entered into an agreement to create a jointly-owned European satellite service business (“SatCo”), headquartered in Luxembourg, to exclusively distribute the Company’s broadband satellite services to Mobile Network Operators in European markets. In addition, SatCo is expected to deploy a small network of earth stations that integrate with operators of existing 4G/5G terrestrial networks, providing backhaul links, as well as extended coverage across Europe from the anticipated satellite constellation in LEO. Upon formation of the joint venture, the Company contributed exclusive distribution rights at a determined fair value of approximately $23.5 million, as non-cash consideration, in return for a $5.9 million equity investment in SatCo and a $17.6 million receivable from SatCo that carries an annual interest rate of 6.6%. The Company recognized interest income of $0.6 million during the year ended December 31, 2025.

SatCo is a variable interest entity of which the Company is not a primary beneficiary, and the Company accounts for its investment using the equity method of accounting. During the year ended December 31, 2025, the Company recognized a loss from equity method investment of $0.8 million for its proportional share of SatCo’s loss and reduced the carrying value of the equity method investment. In addition, during 2025, the Company recognized revenue of $2.1 million from gateway equipment sales to SatCo and eliminated the intra-entity profit on such sale through an increase in loss from equity method investment and the carrying value of the equity method investment. These sales were made in the ordinary course of business and comparable to those that would have been reached by unrelated parties in arm’s-length transactions.

Vodafone has the right to designate one individual to our Board of Directors. Currently, Vodafone’s designee is Luke Ibbetson, Head of Group Research & Development, Vodafone.

Rakuten Mobile

Rakuten Mobile, from time to time, submits purchase orders for purchase of network equipment from the Company to support planned commercial service. During 2025, the Company recognized revenue of $5.7 million from gateway equipment sales to Rakuten Mobile. These sales were made in the ordinary course of business and comparable to those that would have been reached by unrelated parties in arm’s-length transactions.

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FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP (“KPMG”) has served as the independent registered public accounting firm for the Company since July 2021. The following table represents fees for professional services rendered by KPMG for the fiscal years ended December 31, 2025 and December 31, 2024.

	2025	2024
Audit Fees	$2,343,707	$1,448,328
Audit-Related Fees	-	-
Tax Fees	775,130	474,187
All Other Fees	-	-
Total Fees	$3,118,837	$1,922,515

Audit fees include fees associated with the annual audit of our consolidated financial statements for the fiscal years ended December 31, 2025 and December 31, 2024, the audit of our internal control over financial reporting as of December 31, 2025 and December 31, 2024, the review of quarterly financial statements, statutory audit of certain foreign subsidiaries, and comfort letters and consents provided in connection with debt and equity offerings.

Tax fees include fees associated with tax compliance services, including the preparation, review, and filing of certain tax returns, as well as tax consulting services.

Under its charter, our Audit Committee must review and pre-approve both audit and permitted non-audit services provided by our independent registered public accounting firm and shall not engage the independent registered public accounting firm to perform any non-audit services prohibited by law or regulation. Each year, the independent registered public accounting firm’s retention to audit our financial statements, including the associated fee, is approved by the Audit Committee. Consistent with the policies and procedures of our written charter, all audit and tax services set forth above for 2025 were pre-approved by our Audit Committee, which concluded that the provision of such services by KPMG was compatible with the maintenance of the firm’s independence. The Audit Committee has delegated to the Chair of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between regular Audit Committee meetings. If the Chair so approves any such engagements, he will report that approval to the full Audit Committee at the next Audit Committee meeting.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with the Company’s management and KPMG the audited consolidated financial statements of the Company, management’s annual report on internal control over financial reporting, and the results of KPMG’s audit of the Company’s internal control over financial reporting contained in the Company’s Annual Report. The Audit Committee has also discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB and SEC regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with KPMG its independence from the Company.

The Audit Committee has considered whether the provision of services other than audit services is compatible with maintaining auditor independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report for filing with the SEC.

Respectfully submitted,
Julio A. Torres (Chair)
Ronald Rubin
Johan Wibergh

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OTHER INFORMATION

Voting Information

Who Can Vote. Record holders of the Company’s Class A Common Stock, Class B Common Stock and Class C Common Stock as of the close of business on April 22, 2026, the Record Date, may vote at the Annual Meeting. As of the close of business on the Record Date, 298,678,735 shares of Class A Common Stock, 11,215,111 shares of Class B Common Stock, and 78,163,078 shares of Class C Common Stock were issued and outstanding and entitled to vote.

Voting Rights. Holders of Class A Common Stock, Class B Common Stock and Class C Common Stock will vote together as a single class on each of the proposals. Holders of the Company’s Class A Common Stock and Class B Common Stock are entitled to one vote per share on each matter, with all holders of the Company’s Class A Common Stock and Class B Common Stock having in the aggregate 27.4% and 1.0% of the general voting power, respectively. Holders of Class C Common Stock are entitled to the lesser of (i) 10 votes per share and (ii) the Class C Share Voting Amount on all matters submitted to stockholders for their vote or approval. At the Annual Meeting, each outstanding share of the Company’s Class C Common Stock will be entitled to 10 votes on each matter, with holders of the Company’s Class C Common Stock having in the aggregate 71.6% of the general voting power.

Voting by Proxy. You may vote your proxy, using the internet, by telephone or mail, each as more fully explained below. In each case, we will vote your shares as you direct. When you vote your proxy, you can specify whether you wish to vote for or withhold from voting on each nominee for Director; for or against or abstain from voting on the ratification of the selection of KPMG as the Company’s independent registered public accounting firm for fiscal year 2026; and for or against or abstain from voting on the approval of the advisory vote on the compensation paid to the Company’s named executive officers.

How to Vote. If any other matters are properly presented for consideration at the Annual Meeting, the individuals named on your proxy card as the Named Proxies will have discretion to vote for you on those matters. At the time this Proxy Statement was printed, we knew of no other matters to be raised at the Annual Meeting. Attending the virtual Annual Meeting by itself will not be deemed to revoke your proxy.

●	Vote by Internet

You can vote your shares via the internet on the voting website, which is www.proxypush.com/ASTS. Internet voting is available 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on Thursday, June 11, 2026. Our internet voting procedures are designed to authenticate stockholders through individual control numbers. If you requested and received a printed copy of the proxy materials, including a proxy card, in the mail and choose to vote via the internet, you do not need to return your proxy card.

●	Vote by Telephone

If you reside in North America, you can also vote your shares by telephone by calling the toll-free number provided on the voting website, which is www.proxypush.com/ASTS, and on the proxy card (if you requested and received a printed copy of the proxy materials, including a proxy card). Telephone voting is available 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on Thursday, June 11, 2026. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders through individual control numbers. If you requested and received a printed copy of the proxy materials, including a proxy card, in the mail and choose to vote by telephone, you do not need to return your proxy card.

●	Vote by Mail

You can vote your shares by completing and mailing the proxy card (if you requested and received a printed copy of the proxy materials, including a proxy card) to us so that we receive it before 11:59 p.m., Eastern Time, on Thursday, June 11, 2026.

●	Vote by Remote Communication at the Virtual Annual Meeting

See “Attending the Annual Meeting” below.

Virtual Meeting. After careful consideration, the Board has determined to hold a virtual meeting in order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location and at no cost. To participate in the Annual Meeting, stockholders as of the Record Date, or their duly appointed proxies, must register to attend the meeting online before 9:30 a.m., Eastern Time on Friday, June 12, 2026. Once registered, you will receive an email confirmation. On the day of the Annual Meeting, you will receive an email one hour prior to the start of the meeting, at or about 9:00 a.m., Eastern Time, on Friday June 12, 2026 with a link. This link will allow you to access the meeting 15 minutes prior the Annual Meeting’s start time of 10:00 a.m., Eastern Time, on Friday, June 12, 2026. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log-in page.

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We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.proxydocs.com/ASTS. We will try to answer as many stockholder-submitted questions as time permits that comply with the meeting rules of conduct. However, we reserve the right to edit inappropriate language or to exclude questions that are not pertinent to meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition. Instructions on how to attend and participate via the internet, including how to demonstrate proof of ownership, will be posted at www.proxydocs.com/ASTS.

A webcast replay of the Annual Meeting will be available until the sooner of June 12, 2027 or the date of the next Annual Meeting of Stockholders to be held in 2027.

Deadline for Submitting Stockholder Proposals for 2027 Annual Meeting (Rule 14a-8): Rule 14a-8 of the Exchange Act describes procedures as to the submission of stockholder proposals. A stockholder proposal intended for inclusion in the Company’s proxy statement and form of proxy for the 2027 Annual Meeting of Stockholders pursuant to Rule 14a-8 must meet the requirements of Rule 14a-8 of the Exchange Act and be received by the Corporate Secretary of the Company on or before December 29, 2026, unless the date of the 2027 Annual Meeting is changed by more than 30 days from the anniversary of our 2026 Annual Meeting, in which case the deadline will be in accordance with Rule 14a-8 of the Exchange Act.

Deadline for Submitting Director Nominees and Other Business Proposals for 2027 Annual Meeting: The Company’s Bylaws also set forth the procedures that a stockholder must follow to nominate a candidate for election as a director or to propose other business for consideration at stockholder meetings, in each case, not submitted under Rule 14a-8 of the Exchange Act. In each case, director nominations or proposals for other business for consideration at the 2027 Annual Meeting of Stockholders submitted under these Bylaw provisions must be received by the Corporate Secretary of the Company not earlier than February 12, 2027, nor later than March 14, 2027. In addition to satisfying the requirements under the Company’s Bylaws, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees for the 2027 Annual Meeting of Stockholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

Questions During the Annual Meeting. Only our stockholders of record as of April 22, 2026, are permitted to ask questions during the Annual Meeting. If you wish to submit a question during the Annual Meeting, log into the virtual meeting platform at www.proxydocs.com/ASTS, type your question into the “Ask a Question” field, and click “Submit.” Questions relevant to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints. Generally, stockholder questions must be relevant to the agenda items then before the Annual Meeting. Stockholder questions or remarks must be pertinent to matters addressed at the Annual Meeting. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized, and answered together.

Revocation of Proxies. You can revoke your proxy at any time before it is exercised at the Annual Meeting by taking any one of the following actions: (1) you can follow the instructions given for changing your vote using the internet or by telephone or deliver a valid written proxy with a later date; (2) you can notify the Corporate Secretary of the Company in writing that you have revoked your proxy (using the address in the Notice of Annual Meeting of Stockholders above); or (3) you can vote by remote communication at the Annual Meeting.

Quorum. The presence, in person (including virtually) or by proxy, of the holders of shares of outstanding capital stock of the Company representing a majority of the voting power of all issued and outstanding shares of capital stock of the Company entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Abstentions, withheld votes, and broker non-votes, if any, will be included in the calculation of the number of shares considered to be present at the meeting to determine whether a quorum has been established.

Broker Non-Votes. A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker does not have authority to vote on that proposal and has not received voting instructions from you.

Required Votes for Proposals. The affirmative vote of a plurality of the total votes cast for directors at the Annual Meeting is necessary to elect a director. No cumulative voting is permitted. The 10 nominees receiving the highest number of votes cast “for” will be elected. Only votes “for” will affect the outcome of the election of directors.

The affirmative vote of a majority of the votes cast at the Annual Meeting, excluding abstentions and broker non-votes, is required to approve the ratification of the appointment of KPMG as our independent registered public accounting firm and the approval of the non-binding advisory vote on the compensation paid to the Company’s named executive officers. The total number of votes cast “for” will be counted for purposes of determining whether sufficient affirmative votes have been cast to approve the ratification of the appointment of KPMG as our independent registered public accounting firm and the approval of the non-binding advisory vote on the compensation paid to the Company’s named executive officers.

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Abstentions will not be considered votes cast; therefore, they will have no effect on the vote with respect to the approval of the ratification of the appointment of KPMG and the approval of the non-binding advisory vote on the compensation paid to the Company’s named executive officers. Broker non-votes will also not be considered votes cast, and therefore, will have no effect on the vote with respect to the approval of the non-binding advisory vote on the compensation paid to the Company’s named executive officers. We do not expect any broker non-votes with respect to the approval of the ratification of the appointment of KPMG.

Abel Avellan, our Chairman and Chief Executive Officer, possessed approximately 71.6% of the total voting power of our issued and outstanding shares as of the Record Date. Mr. Avellan has indicated his intention to vote: (1) for the election of each of the 10 director nominees; (2) for the ratification of the appointment of KPMG as our independent registered public accounting firm; and (3) for the approval of the nonbinding advisory vote on the compensation paid to the Company’s named executive officers. Accordingly, the election of each of the director nominees, the ratification of the appointment of KPMG as our independent registered public accounting firm, and the approval of the nonbinding advisory vote on the compensation paid to the Company’s named executive officers are assured notwithstanding a contrary vote by any or all stockholders other than Mr. Avellan.

Stockholders of Record. If your shares are registered directly in your name with Continental Stock Transfer & Trust Company, the Company’s stock transfer agent (“Continental”), you are considered the stockholder of record with respect to those shares. If you are a registered stockholder and do not vote by internet or telephone, or return your proxy card, your shares will not be voted. If you submit your properly executed proxy card with an unclear voting designation or no voting designation at all, your shares will be voted in favor of the election of the director nominees to the Company’s Board for a term expiring at the Company’s 2027 Annual Meeting of Stockholders, for the ratification of the appointment of KPMG as our independent registered public accounting firm, and for the non-binding advisory vote to approve the compensation paid to the Company’s named executive officers.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares but not the stockholder of record, and your shares are held in “street name.” If you are a beneficial owner whose shares are held by a broker, your broker has discretionary voting authority to vote your shares with respect to the ratification of KPMG, even if your broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on any of the other matters to be voted on at the Annual Meeting without instructions from you, in which case a broker non-vote will occur. It is important that you instruct your broker on how to vote your shares.

Householding. SEC rules permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding will receive only one copy of the Notice, Proxy Statement and Annual Report.

If you would like to opt out of this practice for future mailings and receive separate proxy statements and annual reports for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate Notice, Proxy Statement and Annual Report without charge by contacting the Company at AST SpaceMobile, Inc., Midland Intl. Air & Space Port, 2901 Enterprise Lane, Midland, Texas, 79706, Attn: Secretary; (432) 276-3966. We will promptly send additional copies of the Notice, Proxy Statement or Annual Report. Stockholders sharing an address that are receiving multiple copies of the Notice, Proxy Statement and Annual Report can request delivery of a single copy of future proxy statements and annual reports by contacting their broker, bank or other intermediary or by contacting the Company as indicated above.

Confidential Voting. All proxies, ballots and vote tabulations that identify stockholders are confidential. An independent tabulator will receive, inspect and tabulate your proxy, whether you vote using the internet, by telephone or mail. Your vote will not be disclosed to anyone other than the independent tabulator without your consent, except if doing so is necessary to meet legal requirements.

Solicitation of Proxies. The Board is making this solicitation of proxies for the Annual Meeting. We will bear all costs of this solicitation, including the cost of preparing and distributing this Proxy Statement, the Annual Report and the enclosed form of proxy card and the cost of hosting the virtual meeting. After the initial distribution of this Proxy Statement, proxies may be solicited by mail, telephone, or personally by directors, officers, employees, or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held by them for the accounts of beneficial owners, and we will pay their reasonable out-of-pocket expenses.

Other Matters. As of the date of this Proxy Statement’s printing, we do not intend to submit any matters to the Annual Meeting other than those set forth herein, and we know of no additional matters that will be presented by others.

BY ORDER OF THE BOARD OF DIRECTORS

Abel Avellan
Chairman and Chief Executive Officer

April 28, 2026

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AST SpaceMobile

P.O. BOX 8016, CARY, NC 27512-9903

Your vote matters!

Have your ballot ready and please use one of the methods below for **easy voting:**

Your control number

Have the 12 digit control number located in the box above available when you access the website and follow the instructions.

AST SpaceMobile, Inc.

Annual Meeting of Stockholders

For Stockholders of Record as of April 22, 2026

Friday, June 12, 2026 10:00 AM, Eastern Time

Annual meeting to be held via the internet - please visit www.proxydocs.com/ASTS for more details.

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 11:59 PM, Eastern Time, June 11, 2026.

Internet:
www.proxypush.com/ASTS
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

Phone:
1-866-308-2599
- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

Mail:
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

Virtual:
You must register to attend the meeting online and/or participate at www.proxydocs.com/ASTS

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Andrew Johnson (the "Named Proxy"), as the true and lawful attorney of the undersigned, with full power of substitution and revocation, and authorizes him, to vote all the shares of capital stock of AST SpaceMobile, Inc. which the undersigned is entitled to vote at the 2026 Annual Meeting of Stockholders and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorney to vote in his discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS' RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In his discretion, the Named Proxy is authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxy cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved

AST SpaceMobile, Inc. Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 3

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	To elect the 10 director nominees to the Company's Board of Directors for a term expiring at the Company's 2027 Annual Meeting of Stockholders.	FOR	WITHHOLD		
	1.01 Abel Avellan	☐	☐		FOR
	1.02 Adriana Cisneros	☐	☐		FOR
	1.03 Luke Ibbetson	☐	☐		FOR
	1.04 Andrew Johnson	☐	☐		FOR
	1.05 Edward Knapp	☐	☐		FOR
	1.06 Keith Larson	☐	☐		FOR
	1.07 Ronald Rubin	☐	☐		FOR
	1.08 Richard Sarnoff	☐	☐		FOR
	1.09 Julio A. Torres	☐	☐		FOR
	1.10 Johan Wibergh	☐	☐		FOR
		FOR	AGAINST	ABSTAIN	
2.	To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for fiscal year 2026.	☐	☐	☐	FOR
3.	To approve the non-binding advisory resolution on the compensation paid to the Company's named executive officers.	☐	☐	☐	FOR

You must register to attend the meeting online and/or participate at www.proxydocs.com/ASTS

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) Date

Signature (if held jointly) Date